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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
BEST BUY CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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BEST BUY CO., INC. 7601 Penn Avenue South Richfield, Minnesota 55423

NOTICE OF 2010 REGULAR MEETING OF SHAREHOLDERS

Time:	9:30 a.m., Central Time, on Thursday, June 24, 2010
Place:	Best Buy Corporate Campus — Theater 7601 Penn Avenue South Richfield, Minnesota 55423
Internet:	Attend the Regular Meeting of Shareholders online, including submitting questions, at www.proxyvote.com or www.virtualshareholdermeeting.com/bby.
Items of Business:	1.	To elect five Class 1 directors to serve on our Board of Directors for a term of two years.
	2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 26, 2011.
	3.	To transact such other business as may properly come before the meeting.
Record Date:	You may vote if you were a shareholder of record of Best Buy Co., Inc. as of the close of business on Tuesday, April 27, 2010.
Proxy Voting:	Your vote is important. You may vote via proxy:
		1.	By visiting www.proxyvote.com on the Internet;
		2.	By calling (within the U.S. or Canada) toll-free at 1-800-690-6903; or
		3.	By signing and returning the enclosed proxy card.

Regardless of whether you expect to attend the meeting in person, please vote your shares in one of the three ways outlined above.

By Order of the Board of Directors

Minneapolis, Minnesota	Elliot S. Kaplan
May 11, 2010	Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE REGULAR MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 24, 2010:
This Notice of 2010 Regular Meeting of Shareholders and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended February 27, 2010, are available at www.proxyvote.com.

Help us make a difference by eliminating paper proxy mailings to your home or business. As permitted by rules adopted by the U.S. Securities and Exchange Commission, we are pleased to make our proxy materials available electronically via the Internet. We are furnishing proxy materials to our shareholders primarily via the Internet. On or about May 11, 2010, we mailed to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also includes instructions to access your proxy card to vote via the Internet or by telephone. Other shareholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and proxy card.

Internet distribution of our proxy materials is designed to expedite receipt by our shareholders, lower the cost of the Regular Meeting of Shareholders and conserve precious natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive emails with instructions to access these materials via the Internet unless you elect otherwise.

ATTENDING THE REGULAR MEETING OF SHAREHOLDERS

Attending in person

  •
  Doors open at 9:00 a.m. Central Time

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  Meeting starts at 9:30 a.m. Central Time

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  You do not need to attend the Regular Meeting of Shareholders to vote if you submitted your proxy in advance of the meeting

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  Security measures may include bag search, bag scan, metal detector and hand-wand search

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  The use of cameras and recording devices is prohibited

Attending and participating via the Internet

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  Webcast starts at 9:30 a.m. Central Time

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  Shareholders may vote and submit questions while attending the meeting via the Internet

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  Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com

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  You may directly link to the virtual shareholder forum and virtual shareholder meeting at www.virtualshareholdermeeting.com/bby

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  Anyone can view the Regular Meeting of Shareholders live via the Internet at www.bby.com

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  Webcast replay available until July 10, 2010

BEST BUY CO., INC.
7601 Penn Avenue South
Richfield, Minnesota 55423

PROXY STATEMENT

REGULAR MEETING OF SHAREHOLDERS — JUNE 24, 2010

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Best Buy Co., Inc. ("Best Buy," "we," "us," or "our") to be voted at our 2010 Regular Meeting of Shareholders (the "Meeting") to be held on Thursday, June 24, 2010, at 9:30 a.m., Central Time, at the Best Buy Corporate Campus — Theater, 7601 Penn Avenue South, Richfield, Minnesota, and on the Internet at www.proxyvote.com or www.virtualshareholdermeeting.com/bby, or at any postponement or adjournment of the Meeting. The proxy materials were either made available to you over the Internet or mailed to you beginning on or about May 11, 2010.

Background

What is the purpose of the Meeting?

At the Meeting, shareholders will vote on the items of business outlined in the Notice of 2010 Regular Meeting of Shareholders (the "Meeting Notice"), included as the cover page to this proxy statement. In addition, management will report on our business and respond to questions from shareholders.

Why did I receive a Notice of Internet Availability or why did I receive this proxy statement and a proxy card?

You received a Notice of Internet Availability or this proxy statement and a proxy card because you owned shares of Best Buy common stock as of April 27, 2010, the record date for the Meeting, and are entitled to vote on the items of business at the Meeting. This proxy statement describes the items of business that will be voted on at the Meeting and provides information on these items so that you can make an informed decision.

Who may vote?

In order to vote at the Meeting, you must be a shareholder of record of Best Buy as of April 27, 2010, which is the record date for the Meeting. If your shares are held in "street name" (that is, through a bank, broker or other nominee), you will receive instructions from the shareholder of record that you must follow in order for your shares to be voted as you choose.

When is the record date?

The Board has established April 27, 2010, as the record date for the Meeting.

How many shares of Best Buy common stock are outstanding?

As of the record date, there were 421,962,573 shares of Best Buy common stock outstanding. There are no other classes of capital stock outstanding.

Voting Procedure

On what items of business am I voting?

You are being asked to vote on the following items of business:

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  The election of five Class 1 directors for a term of two years;

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  The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 26, 2011; and

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  Such other business as may properly come before the Meeting.

How do I vote?

If you are a shareholder of record (that is, if your shares are owned in your name and not in "street name"), you may vote:

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  Via the Internet at www.proxyvote.com;

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  By telephone (within the U.S. or Canada) toll-free at 1-800-690-6903;

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  By signing and returning the enclosed proxy card; or

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  By attending the Meeting and voting in person.

If you wish to vote by telephone, you must do so before 11:59 p.m., Eastern Time, on Wednesday, June 23, 2010. After that time, telephone voting will not be permitted, and a shareholder wishing to vote, or revoke an earlier proxy, must submit a signed proxy card or vote in person. Shareholders can vote in person or via the Internet during the Meeting. Shareholders of record will be on a list held by the inspector of elections. "Street name" shareholders, also known as beneficial holders, must obtain a proxy from the institution that holds their shares, whether it is their brokerage firm, a bank or other shareholder of record, and present it to the inspector of elections with their ballot. Shareholders attending via the Internet will need to follow the instructions at www.proxyvote.com or www.virtualshareholdermeeting.com/bby in order to vote or submit questions at the Meeting. Voting in person or via the Internet by a shareholder will replace any previous votes submitted by proxy.

In accordance with the rules of the U.S. Securities and Exchange Commission ("SEC"), we are sending all shareholders who have not affirmatively opted to receive paper materials, all of their proxy materials via the Internet. However, you may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions contained in the Notice of Internet Availability.

How are my voting instructions carried out?

When you vote via proxy, you appoint Richard M. Schulze and Elliot S. Kaplan (the "Proxy Agents") as your representatives at the Meeting. The Proxy Agents will vote your shares at the Meeting, or at any postponement or adjournment of the Meeting, as you have instructed them on the proxy card. If you return a properly executed proxy card without specific voting instructions, the Proxy Agents will vote your shares in accordance with the Board's recommendations. With proxy voting, your shares will be voted regardless of whether you attend the Meeting. Even if you plan to attend the Meeting, it is advisable to vote your shares via proxy in advance of the Meeting in case your plans change.

If an item properly comes up for vote at the Meeting, or at any postponement or adjournment of the Meeting, that is not described in the Meeting Notice, the Proxy Agents will vote the shares subject to your proxy at their discretion.

How many votes do I have?

You have one vote for each share you own, and you can vote those shares for each item of business to be addressed at the Meeting.

How many shares must be present to hold a valid Meeting?

For us to hold a valid Meeting, we must have a quorum, which means that a majority of the outstanding shares of our common stock that are entitled to vote are present at the Meeting. Your shares will be counted as present at the Meeting if you:

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  Vote via the Internet or by telephone;

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  Properly submit a proxy card (even if you do not provide voting instructions); or

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  Attend the Meeting and vote in person.

How many votes are required to approve an item of business?

Pursuant to our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws, each item of business to be voted on by the shareholders requires the affirmative vote of the holders of a majority of the shares of Best Buy common stock present at a meeting and entitled to vote.

The rules of the New York Stock Exchange ("NYSE") allow brokerage firms to vote their clients' shares on routine matters if the clients do not provide voting instructions at least 10 days prior to the shareholder meeting. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is considered a routine matter under NYSE rules. The election of directors is not considered a routine matter under NYSE rules. The NYSE rules do not allow brokerage firms to vote their clients' shares on non-routine matters, including the election of directors, in the absence of affirmative voting instructions.

If your brokerage firm votes your shares on routine matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting and in determining the number of shares voted for or against the routine matter. If your brokerage firm lacks discretionary voting power with respect to an item that is not a routine matter and you do not provide voting instructions (a "broker non-vote"), your shares will be counted for purposes of establishing a quorum to conduct business at the Meeting, but will not be counted in determining the number of shares voted for or against the non-routine matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum and will have the same effect as votes against a proposal.

What if I change my mind after I vote via proxy?

You may revoke your proxy at any time before your shares are voted by:

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  Submitting a later-dated proxy prior to the Meeting (by mail, Internet or telephone);

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  Voting in person at the Meeting; or

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  Providing written notice to Best Buy's Secretary at our principal office.

Where can I find the voting results of the Meeting?

We will announce preliminary voting results at the Meeting. We plan to publish the final voting results in a Current Report on Form 8-K ("Form 8-K") filed within four business days of the Meeting. If final voting results are not available within the four business day timeframe, we plan to file a Form 8-K disclosing preliminary voting results within the required four business days, to be followed as soon as practicable by an amendment to the Form 8-K containing final voting results.

Proxy Solicitation

How are proxies solicited?

We will request that brokerage firms, banks, other custodians, nominees, fiduciaries and other representatives of shareholders forward the Notice of Internet Availability and, as applicable, the proxy materials themselves, to the beneficial owners of our common stock. We expect to solicit proxies primarily by Internet and mail, but our directors, officers, other employees and agents may also solicit proxies in person, by telephone, through electronic transmission and by facsimile transmission. Our directors and employees do not receive additional compensation for soliciting shareholder proxies.

Who will pay for the cost of soliciting proxies?

We pay all of the costs of preparing, printing and distributing proxy materials. We will reimburse brokerage firms, banks and other representatives of shareholders for reasonable expenses incurred as defined in the NYSE schedule of charges.

How can multiple shareholders sharing the same address request to receive only one set of proxy materials and other investor communications?

If you opt to continue to receive paper copies of our proxy materials, you may elect to receive future proxy materials, as well as other investor communications, in a single package per address. This practice, known as "householding," is designed to reduce our paper use, printing and postage costs. To make the election, please indicate on your proxy card under "Householding Election" your consent to receive such communications in a single package per address. Once we receive your consent, we will send a single package per household until you revoke your consent by notifying our Investor Relations Department at 7601 Penn Avenue South, Richfield, MN 55423, or by telephone at (612) 291-6147. We will start sending you individual copies of proxy materials and other investor communications within 30 days of your revocation.

Can I receive the proxy materials electronically?

Yes. Shareholders who have not affirmatively opted to receive paper proxy materials through the mail will receive a Notice of Internet Availability and may access our proxy materials electronically via the Internet. Electronic delivery saves us the costs of printing and mailing these materials. We encourage our shareholders to access our proxy materials via the Internet because it reduces the expenses for, and environmental impact of, our shareholder meetings. In 2009, electronic delivery saved approximately 50 tons of paper that would otherwise have been consumed in the production of proxy materials. You may opt to receive paper copies of proxy materials, at no cost to you, by following the instructions we will provide in advance of the distribution of our 2010 proxy materials.

An electronic version of this proxy statement is also posted on our Web site at www.bby.com — select the "Investor Relations" link and then either the "SEC Filings" link or the "Corporate Governance" link.

Additional Information

Where can I find additional information about Best Buy?

Our reports on Forms 10-K, 10-Q and 8-K, and other publicly available information should be consulted for other important information about Best Buy. You can also find additional information about us on our Web site at www.bby.com.

CORPORATE GOVERNANCE AT BEST BUY

Our Board is elected by our shareholders to oversee our business and affairs. In addition, the Board counsels, advises and oversees management in the long-term interests of our company and our shareholders regarding a broad range of subjects including:

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  Selecting and evaluating the performance of our Chief Executive Officer ("CEO") and other senior executives;

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  Planning for succession with respect to the position of CEO and monitoring management's succession planning for other senior executives;

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  Reviewing and approving major financial, strategic and operating decisions and other significant actions;

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  Overseeing the conduct of our business and the assessment of our business risks to evaluate whether our business is being properly managed; and

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  Overseeing the processes for maintaining integrity with regard to our financial statements and other public disclosures, and compliance with law and ethical standards.

Members of the Board monitor and evaluate our business performance through regular communication with our CEO and other members of management, and by attending Board meetings and Board committee meetings.

The Board values effective corporate governance and adherence to high ethical standards. As such, the Board has adopted Corporate Governance Principles for our directors and our Code of Business Ethics, both of which are posted on our Web site at www.bby.com — select the "Investor Relations" link and then the "Corporate Governance" link.

Board Structure

Our Board is committed to having a sound governance structure that promotes the best interests of our shareholders. To that end, our Board has evaluated and actively continues to examine emerging corporate governance trends and best practices. Shareholder perspectives play an important role in that process. Some key points regarding our board governance are as follows:

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  We believe that two-year terms allow our directors to have a longer-term orientation to our business and encourage long-term, strategic thinking. At the same time, this structure holds the directors accountable to our shareholders, as the entire Board is subject to re-election as early as 53 weeks from any regular meeting of shareholders. Moreover, we believe that two-year terms promote continuity and foster an appropriate "institutional memory" among directors. In January 2010, we implemented a director resignation policy which requires any director not receiving a majority of the vote cast in favor of his or her election to tender their resignation.

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  Our Board is predominantly independent. Of our 15 directors, only three are Best Buy employees (including our Chairman of the Board, who is a founder of Best Buy and a major shareholder). Further, the Board has affirmatively determined that ten of our 15 directors are independent under SEC and NYSE corporate governance rules, as applicable. After the June Meeting, we anticipate that of our twelve remaining directors, only two will be Best Buy employees and nine of our twelve directors will be independent under SEC and NYSE corporate governance rules, as applicable.

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  Our Board is very active and engaged. Our directors attended, on average, over 95% of fiscal 2010 Board and Board committee meetings.

We believe our Board structure serves the interests of our shareholders by balancing Board continuity and the promotion of long-term thinking with the need for director accountability.

 Board Composition

To ensure a diversity of perspectives, the Board seeks a balance of internal experience and external independent expertise. This combination of perspectives also helps to ensure that we sustain our corporate culture, which is a cornerstone of our business legacy and a key competitive advantage. In addition, the Board is diligently focused on the succession and development of our senior officers, as most recently exhibited during the June 2009 CEO transition with the internal promotion of Brian J. Dunn to the CEO position.

In accordance with these interests and the principles of effective corporate governance, in April 2009, the Board adopted a goal to have at least 75% of our directors be independent by June 2011. In addition, consistent with the Board's careful planning for the director skill sets required today and in the future, and in order to have an orderly succession and transition of directors, the Board determined that it is in the best interests of our company and shareholders that the incumbent non-independent directors complete the terms to which they have been elected.

The Board believes that the careful stewardship of our company and culture during a time of leadership transition merited a temporary increase in the total number of directors and the ratio of non-independent directors. Following the 2010 Regular Meeting of Shareholders, we anticipate that 75% of the Board will be considered independent, a full year ahead of our previously announced goal.

Director Independence

Pursuant to its Corporate Governance Principles, the Board has established independence standards consistent with the requirements of the SEC and NYSE corporate governance rules, as applicable. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with Best Buy (directly, or as a partner, shareholder or officer of an organization that has a relationship with Best Buy). In addition, NYSE rules provide that no director or director nominee may be deemed independent if the director or director nominee

— has in the past three years:

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  Received (or whose immediate family member has received as a result of service as an executive officer) more than $120,000 during any 12-month period in direct compensation from Best Buy, other than director and committee fees and certain pension payments and other deferred compensation;

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  Been an employee of Best Buy;

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  Had an immediate family member who was an executive officer of Best Buy;

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  Worked on (or whose immediate family member has worked on) our audit as a partner or an employee of our internal auditors or independent registered public accounting firm; or

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  Been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee at that time included a present executive officer of Best Buy; or

— is:

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  A partner of our independent registered public accounting firm, or an employee of our independent registered public accounting firm personally working on our audit (or whose immediate family member is a partner of such firm or is employed by such firm to personally work on our audit); or

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  An employee (or has an immediate family member who is an executive officer) of another company that makes payments to Best Buy, or receives payments from Best Buy, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

Under our director independence standards described above, the Board has determined that each continuing director, with the exception of Messrs. Dunn, Kaplan and Schulze, is independent. The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and compensation history, affiliations, and family and other relationships, and on discussions with our directors. The Board also reviewed our relationships with companies with which our directors are affiliated and determined that the relationships with affiliates of current directors Lisa M. Caputo, George L. Mikan III and Hatim A. Tyabji are not material and do not impair such directors' independence.

Ms. Caputo, a director since December 2009, is executive vice president, global marketing and corporate affairs at Citigroup, Inc. ("Citi"). Citi and/or its subsidiaries provide financial services to us. Citi is also a lender under our Revolving Credit Agreement ("Revolver"). We do not make direct payments to or receive direct loan proceeds from Citi under the Revolver, but Citi does receive interest payments through our lending agent from this relationship to the extent the agent has drawn down funds from Citi, as well as, fees for providing us access to funds through the Revolver. We entered into the Revolver and all other existing relationships with Citi prior to Ms. Caputo's consideration as a director and Ms. Caputo did not play any role in the negotiation of the Revolver.

Mr. Mikan, a director since April 2008, is executive vice president and chief financial officer of UnitedHealth Group Incorporated ("UnitedHealth"). Since 2003, we have had a health benefit services agreement with UnitedHealth. The amounts we have paid to UnitedHealth, most of which are for employee medical and pharmaceutical costs administered on our behalf by UnitedHealth, were an insignificant portion of the annual consolidated revenue of Best Buy and UnitedHealth for each of the past three fiscal years. In addition, Mr. Mikan did not influence or participate in negotiating or executing our agreement with UnitedHealth.

Mr. Tyabji, a director since 1998, has served as chairman of the board of directors of Jasper Wireless, Inc. ("Jasper") since November 2008. Through a services agreement with AT&T, we purchase wireless data connectivity services from Jasper for certain exclusive brand devices. We paid $1.1 million to Jasper in fiscal 2010, which represented a material portion of its recognized revenue for the year. Mr. Tyabji is not an employee of Jasper, nor did he influence or participate in negotiating our agreement for the purchase of Jasper services.

Board Leadership

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. Our CEO is responsible for setting our strategic priorities, in collaboration with the Board, and focuses on the development and execution of our strategies. He is also responsible for our ongoing leadership and performance. The Chairman of the Board provides guidance to the CEO, and sets the agenda for Board meetings and presides over meetings of the full Board. He focuses on Board oversight responsibilities, strategic planning and mentoring company officers. Our Chairman also periodically represents our company at public functions and actively engages with our employees at designated company functions.

Our Board has implemented the position of Lead Independent Director to preside at all executive sessions of independent directors, as defined under the rules of the NYSE. The Nominating Committee nominates an independent director to serve as the Lead Independent Director, the selection of whom is subject to ratification by the vote of a majority of the independent directors of the Board. In addition to presiding over executive sessions of the independent directors, the Lead Independent Director is responsible for calling meetings of the independent directors as appropriate, serving as a stakeholder liaison on behalf of the independent directors and performing such other duties as may be requested from time to time by the Board, the independent directors, the CEO or the Chairman of the Board.

 Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, the Board has a policy of conducting executive sessions of independent directors during each regularly scheduled Board meeting. These executive sessions have historically been chaired by independent directors on a rotating basis. However, beginning in June 2010, the executive sessions of independent directors will be chaired by the Lead Independent Director. The independent directors have elected Matthew H. Paull to serve as the initial Lead Independent Director.

Board Meetings and Attendance

The Board held four regular meetings and one special meeting during the fiscal year ended February 27, 2010. Each incumbent director attended, in person or by telephone, at least 75% of the meetings of both the Board and Board committees on which he or she served. In fiscal 2010, the average attendance by our incumbent directors at Board and Board committee meetings exceeded 95%. Our Board requires director attendance at our regular meetings of shareholders and 100% of the then-serving directors attended the 2009 Meeting.

Committees of the Board

The Board has the following five committees:

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  Audit Committee;

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  Compensation and Human Resources Committee ("Compensation Committee");

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  Nominating, Corporate Governance and Public Policy Committee ("Nominating Committee");

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  Finance and Investment Policy Committee; and

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  Global Strategy Committee.

The charters for each of the Board committees are posted on our Web site at www.bby.com — select the "Investor Relations" link and then the "Corporate Governance" link. The charters include information regarding each committee's composition, purpose and responsibilities.

The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating Committee are independent directors as defined under the SEC and NYSE corporate governance rules, as applicable. The Board has further determined that all members of the Audit Committee qualify as financial experts under SEC rules.

The Board committees have responsibilities as follows:

Audit Committee.    This committee discharges the Board's oversight responsibility to our shareholders and the investment community regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) the qualifications and independence of our independent registered public accounting firm; (iv) the performance of our internal audit function and our independent registered public accounting firm; and (v) our compliance with ethics programs, including our Code of Business Ethics, and legal, regulatory and risk oversight requirements.

In carrying out these duties, this committee maintains free and open communication between the Board, our independent registered public accounting firm, our internal auditors and management. This committee meets with management, our internal audit staff and our independent registered public accounting firm at least quarterly. In addition, this committee conducts quarterly conference calls with management and our independent registered public accounting firm prior to our earnings releases to discuss the results of our independent registered public accounting firm's quarterly reviews and fiscal year-end audit.

Compensation and Human Resources Committee.    This committee discharges the Board's responsibilities related to executive officer and director compensation, including the establishment of our executive officer and director compensation philosophies, and evaluation of our CEO. Oversight responsibilities of this committee include succession planning and compensation-related risk oversight. This committee also oversees the development and evaluation of, and approves, equity-based and other incentive compensation and other employee benefit plans of a compensatory nature, and oversees our human capital policies and programs.

Nominating, Corporate Governance and Public Policy Committee.    This committee discharges the Board's responsibilities related to general corporate governance, including Board organization, membership, training and evaluation. It also reviews and recommends to the Board corporate governance principles, presents qualified individuals for election to the Board, and oversees the evaluation of the performance of the Board and its committees. Finally, this committee oversees matters of public policy and social responsibility that affect us domestically and internationally. For additional information regarding our director nomination process, see Director Nomination Process beginning on page 15.

Finance and Investment Policy Committee.    This committee advises the Board regarding our financial policies and financial condition to help enable us to achieve our long-range goals. It evaluates and monitors the: (i) protection and safety of our cash and investments; (ii) achievement of reasonable returns on financial assets within acceptable risk tolerance; (iii) maintenance of adequate liquidity to support our activities; (iv) assessment of the cost and availability of capital; and (v) alignment of our strategic goals and financial resources.

Global Strategy Committee.    This committee was established in January 2010, but did not have assigned members or meet during the fiscal year. The committee was created to provide insight, advice and counsel with respect to our strategic plans regarding connectivity, marketing, branding, customer centricity, and related enterprise initiatives. The committee will also provide an ongoing critical evaluation of, and accountability for performance within, our strategic plans and vision. The following table shows the date each committee was established, the number of meetings held in fiscal 2010 and the names of the directors serving on each committee as of April 23, 2010:

Committee	Date Established	Number of Meetings During Fiscal 2010	Members

Audit	June 1, 1984	10	Hatim A. Tyabji*† George L. Mikan III† Matthew H. Paull† Gérard R. Vittecoq†

Compensation and Human Resources	February 13, 1997	8	Frank D. Trestman* Kathy J. Higgins Victor Ronald James Hatim A. Tyabji

Nominating, Corporate Governance and Public Policy	February 13, 1997	4	Kathy J. Higgins Victor* Ronald James Sanjay Khosla Rogelio M. Rebolledo

Finance and Investment Policy	September 13, 2006	5	Elliot S. Kaplan* Allen U. Lenzmeier Matthew H. Paull Frank D. Trestman

*
Chairman

†
Designated as an "audit committee financial expert" per SEC rules.

As previously announced, Committee membership is scheduled to change after the June 2010 Meeting as presented below:

Committee	Members

Audit	Hatim A. Tyabji*† George L. Mikan III† Matthew H. Paull† Gérard R. Vittecoq†

Compensation and Human Resources	Ronald James* Kathy J. Higgins Victor George L. Mikan III Hatim A. Tyabji

Nominating, Corporate Governance and Public Policy	Kathy J. Higgins Victor* Sanjay Khosla Rogelio M. Rebolledo

Finance and Investment Policy	Elliot S. Kaplan* Ronald James Matthew H. Paull Gérard R. Vittecoq

Global Strategy Committee	Sanjay Khosla* Lisa M. Caputo Rogelio M. Rebolledo

*
Chairman

†
Designated as an "audit committee financial expert" per SEC rules.

Board Risk Oversight

Our Board is responsible for oversight of enterprise risk. The Board considers enterprise risk factors as a critical element of its review of business strategy and performance and ensures that there is an appropriate balance of risk and opportunity. Management is responsible for the day-to-day risk management processes and their activities include assessing and taking actions necessary to manage risk incurred in connection with the operation of our business. Management reviews significant enterprise risks and our general risk management strategy with the Board. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

In connection with the Board's oversight function, each of the committees of the Board has principal responsibility for reviewing and discussing with management those risk exposures (i) specified in their charters, or (ii) identified from time to time by the committees themselves, as follows:

  •
  Our Audit Committee is responsible for oversight of risk associated with our financial controls and compliance activities. The Audit Committee also oversees management's processes to identify and quantify the material risks facing us. Our internal audit staff, who report directly to the Audit Committee, assists us in identifying, evaluating and implementing risk management controls and procedures to address identified risks. Internal audit reports to the Audit Committee at least quarterly. In connection with its risk oversight role, the Audit Committee meets privately with members of our independent registered public accounting firms, our internal audit staff and the legal staff.

  •
  Our Compensation Committee is responsible for oversight associated with our compensation plans.

  •
  Our Finance and Investment Policy Committee is responsible for oversight of risk associated with our investment portfolio and liquidity risks.

  •
  Our Nominating Committee is responsible for the oversight of board processes and corporate governance related risk, as well as, our activities in the public policy and social responsibility arenas.

In connection with their oversight of compensation-related risks, Compensation Committee members periodically review the most important enterprise risks to ensure that compensation programs do not encourage risk-taking that is reasonably likely to have a material adverse effect on us. With the help of the Compensation Committee's independent compensation consultant, in fiscal 2010, the Compensation Committee reviewed our compensation policies and practices for all employees, including executive officers. The review process identified our existing risk management framework and the key business risks that may materially affect us; reviewed all compensation plans and identified those plans that are most likely to impact these risks or introduce new risks; and balanced these risks against our existing processes and compensation program safeguards. The review process also took into account mitigating features contained within our compensation plan design which includes elements such as:

  •
  metric-based pay,

  •
  time matching,

  •
  payment for outputs,

  •
  goal diversification,

  •
  payment caps, and

  •
  clawbacks.

The Compensation Committee also considered other controls outside of compensation plan design which contribute to risk mitigation, including the weight placed on values in our performance management process, the independence of our performance measurement teams, and our internal control environment.

Based upon the process we employed, we determined that our compensation programs do not encourage risk-taking that is reasonably likely to result in a material adverse effect on us.

Communications with the Board

Shareholders and interested parties who wish to contact the Board, the Lead Independent Director, any other individual director, or the non-management or independent directors as a group, are welcome to do so in writing, addressed to such person(s) in care of:

  Mr. Joseph M. Joyce
  Senior Vice President, General Counsel and Assistant Secretary
  Best Buy Co., Inc.
  7601 Penn Avenue South
  Richfield, Minnesota 55423

Mr. Joyce will forward all written shareholder correspondence to the appropriate director(s), except for spam, junk mail, mass mailings, customer complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Mr. Joyce may, at his discretion, forward certain correspondence, such as customer-related inquiries, elsewhere within our company for review and possible response. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Nominating Committee. Comments or questions regarding executive compensation will be referred to the Compensation Committee.

ITEM OF BUSINESS NO. 1 — ELECTION OF DIRECTORS

General Information

Our Amended and Restated By-laws provide that the Board may consist of a maximum of 15 directors, eight of whom are designated as Class 1 directors and seven of whom are designated as Class 2 directors. Directors are elected for a term of two years, and the terms are staggered so that Class 1 directors are elected in even-numbered years and Class 2 directors are elected in odd-numbered years.

Director Qualification Standards

We only consider director candidates who embody the highest standards of personal and professional integrity and ethics and are committed to a culture of transparency and open communication at the Board level and throughout our company. Successful candidates are dedicated to accountability and continuous improvement with a belief in innovation as a key business success factor. They are also actively engaged, and have an innate intellectual curiosity and entrepreneurial spirit. Commitment to enhancing shareholder value and representing the interests of all shareholders is also required.

In evaluating candidates for nomination as a director, the Nominating Committee considers other criteria, including a history of achievement and superior standards, ability to think strategically, a willingness to share examples based upon experience, policy-making experience, and an ability to articulate a point of view, take tough positions, and constructively challenge management. In addition, the Nominating Committee may also consider gender, ethnic and geographical diversity; independence; and general criteria such as an ability to provide informed and thoughtful counsel, mature judgment, and listening skills.

Directors must also be committed to actively engaging in his or her Board roles, with sufficient time to carry out the duties of Board and Board committee membership.

Finally, one or more of our directors must possess the education or experience required to qualify as an "audit committee financial expert" pursuant to SEC rules.

Director Nomination Process

The Nominating Committee is responsible for screening and recommending to the full Board director candidates for nomination. The Nominating Committee often engages a third-party search firm to assist in identifying appropriate candidates to consider as additions to our Board. When the Board is seeking to fill an open director position, the Nominating Committee will also consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed above.

When the Board elects to fill a vacancy on the Board, the Nominating Committee will announce the open position and post any additional search criteria on our Web site at www.bby.com — select the "Investor Relations" link and then the "Corporate Governance" link. Candidates recommended by shareholders, if qualified, will be considered in the same manner as any other candidate.

The Nominating Committee will then evaluate the resumes of any qualified candidates recommended by a search firm or shareholders, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

  •
  High professional and personal ethics and values;

  •
  A strong record of significant leadership and meaningful accomplishments in his or her field;

  •
  Broad policy-making experience;

  •
  The ability to think strategically;

  •
  Sufficient time to carry out the duties of Board membership; and

  •
  A commitment to enhancing shareholder value and representing the interests of all shareholders.

All candidates are evaluated based on the qualification standards discussed above and the current needs of the Board.

Shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards and any additional search criteria posted on our Web site. Nominations will be considered only if we are then seeking to fill an open director position. All nominations by shareholders should be submitted as follows:

  Chairman, Nominating, Corporate Governance and Public Policy Committee
  c/o Mr. Joseph M. Joyce
  Senior Vice President, General Counsel and Assistant Secretary
  Best Buy Co., Inc.
  7601 Penn Avenue South
  Richfield, Minnesota 55423

Board Diversity

Our Corporate Governance Principles specify that diversity on the Board be considered by the Nominating Committee in the director identification and nomination process. When considering candidates, the Nominating Committee seeks nominees with a broad range of experience from a variety of industries and professional disciplines, such as finance, academia, law and government, along with a diversity of gender, ethnicity, age and geographic location. The Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applied to all prospective nominees. The Board believes that diversity in the backgrounds and qualifications of the full Board should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Director Orientation and Continuing Education

Our Nominating Committee oversees the orientation and continuing education of our directors. Director orientation familiarizes directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs and other controls, policies, principal officers and internal auditors, and our independent registered public accounting firm. The orientation also addresses Board procedures, directors' responsibilities, our Corporate Governance Principles, and our Board committee charters.

We also offer continuing education programs to assist our directors in maintaining their expertise in these areas. In addition, our directors have the opportunity to attend commercial director education seminars related to their committee assignment(s) or to the work of the Board. In fiscal 2010, we conducted an orientation for two new members of the Board. We also conducted one half-day continuing education session for the Board, facilitated by the National Association of Corporate Directors.

Voting Information

You may vote for all, some or none of the nominees for election to the Board. However, you may not vote for more individuals than the number nominated. Each of the nominees has agreed to continue serving as a director if elected. However, if any nominee becomes unwilling or unable to serve and the Board elects to fill the vacancy, the Proxy Agents named in the proxy will vote for an alternative person nominated by the Board. Our Amended and Restated Articles of Incorporation prohibit cumulative voting, which means you can vote only once for any nominee. The affirmative vote of a majority of the voting power of the shares present and entitled to vote at the Meeting is required to elect each director nominee.

PROXY CARDS THAT ARE PROPERLY SIGNED AND RETURNED WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES UNLESS OTHERWISE SPECIFIED.

Board Voting Recommendation

Management and the Board recommend that shareholders vote FOR the re-election of Lisa M. Caputo, Brian J. Dunn, Kathy J. Higgins Victor, Rogelio M. Rebolledo, and Gérard R. Vittecoq as Class 1 directors. If elected, each Class 1 director will hold office until the election of directors at our 2012 Regular Meeting of Shareholders and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

All of the nominees are currently members of the Board.

Nominees and Directors

The biographies of each of the nominees and continuing directors below contains information regarding the person's service as a director, business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings during the last ten years if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director.

There are no family relationships among the nominees or between any nominees and any of our other directors.

ITEM OF BUSINESS NO. 1

Class 1 Director Nominees:
(ages as of February 27, 2010)

Lisa M. Caputo, 46, has been a director since December 2009. Ms. Caputo is executive vice president and chief marketing officer for Citigroup Inc., a leading global financial services company. Since January 2000, she has been founder, chairman and chief executive officer of Citi's Women & Co. business, a membership service that provides financial education and services for women. As such, she is a driving force for women in leadership, an area of focus for us. From 1998 to 1999, Ms. Caputo was vice president, global communications and synergy for Disney Publishing Worldwide, the world's largest publisher of children's books and magazines. From 1996 to 1998, she was vice president of corporate communications for CBS Corporation, a mass media company. From 1992 to 1996, Ms. Caputo served in President Bill Clinton's administration, both as press secretary for First Lady Hillary Rodham Clinton, and as deputy assistant to the President. Ms. Caputo also serves on the boards of WNET Channel 13, The Sesame Workshop, New Visions for Public Schools and The Creative Coalition. She is a member of the International Steering Committee for FINCA International, The New York Presbyterian Sloane Hospital Advisory Committee, the Women@NBCU Advisory Board, the Council on Foreign Relations and the Financial Women's Association. With her broad background with various for-profit companies and non-profit organizations, Ms. Caputo brings to the Board extensive marketing expertise, global and corporate communications experience and political savvy. She is also a highly respected, well-connected leader and is credited for her comprehensive approach, intelligence and tenacity.

Brian J. Dunn, 49, has been a director since June 2009 when he was also named our CEO. A 25-year veteran of our company, Mr. Dunn began his career with us as a store associate in 1985 when we operated only a dozen stores. From February 2006 until being named to his current position, Mr. Dunn served as President and Chief Operating Officer. Prior to that, he held numerous positions within our company, including President — Retail, North America, Executive Vice President, Senior Vice President, Regional Vice President, Regional Manager, District Manager and Store Manager. During his time with us, Mr. Dunn has made significant contributions to our market share growth, employee retention, vendor relationships and customer satisfaction scores. Mr. Dunn also serves on the board of Dick's Sporting Goods, Inc., a full-line sporting goods retailer, as well as on the board of The Best Buy Children's Foundation. Mr. Dunn plans to complete his term on the board of Dick's Sporting Goods, Inc., but will not stand for re-election at their June 2010 meeting. Mr. Dunn has established himself as a powerful representative of our brand, an advocate for our unique culture, and a decisive architect of organizational transformation. His personal involvement in the site selection and opening process of over five hundred stores provides him with valuable commercial real estate experience. In addition, Mr. Dunn's day-to-day leadership provides him with intimate knowledge of our operations. His reputation as a leader and success in retail, branding and market expansion are valuable assets to the Board as it looks to move forward in an ever-changing retail environment.

Kathy J. Higgins Victor, 53, has been a director since November 1999. Since 1994, she has been president of Centera Corporation, an executive development and leadership coaching firm that she founded, located in Minneapolis, Minnesota. From 1991 to 1994, she was senior vice president of human resources at Northwest Airlines, Inc. (now Delta Air Lines), a commercial airline, and prior to that held senior executive positions at The Pillsbury Company (subsequently acquired by General Mills, Inc.), a producer of grain and other foodstuffs, and Burger King Corporation, which operates and franchises a worldwide system of Burger King restaurants. She is also on the board of trustees of the University of St. Thomas. Ms. Higgins Victor's roles with these strongly-branded public companies and academic institution give her extensive experience in the areas of established company cultures, executive compensation and human resources. Through her professional background, Ms. Higgins Victor brings to the Board large company leadership expertise, a dedication to continuous improvement and entrepreneurial experience. In addition, her experience in executive development, succession planning and leadership coaching continues to be a valuable asset to the Board.

Rogelio M. Rebolledo, 65, has been a director since August 2006. In 2007, Mr. Rebolledo retired from his position as chairman of PBG Mexico, the Mexican operations of The Pepsi Bottling Group, Inc., a manufacturer and distributor of Pepsi-Cola beverages. He began his 30-year career with PepsiCo in 1976 at Sabritas, the salty snack food unit of Frito-Lay International in Mexico. He was responsible for the development of the international Frito-Lay business, first in Latin America and then in Asia. From 2001 to 2003, he was president and chief executive officer of Frito-Lay International, a producer of snack foods. He also served as president and chief executive officer of The Pepsi Bottling Group's Mexico operations from January 2004 until being named chairman. Mr. Rebolledo also serves on the board of Kellogg Company, a manufacturer and marketer of ready-to-eat cereal and convenience foods. He previously served on the boards of The Pepsi Bottling Group; Applebee's International, Inc., a restaurant chain (now DineEquity, Inc.); and ALFA Corporation, a manufacturer of high-tech aluminum engine heads and blocks based in Mexico. His experience in oversight responsibility for multi-national operations and international expansion at Pepsi and Frito-Lay is highly valuable to the Board as it makes decisions about our international expansion. Through his time with these companies, in addition to his board service at Kellogg, Applebee's and ALFA, he brings a wealth of knowledge and experience in large company leadership, marketing, branding, international business and global market entry — key elements of our strategic priorities.

Gérard R. Vittecoq, 61, has been a director since September 2008. Since 2004, he has been a group president of Caterpillar, Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines based in Peoria,
Illinois. He has responsibility for the company's Europe-Africa-Middle East ("EAME"), CIS (EAME) Distribution Services division, EAME Operations division, Marine, Petroleum and Power division, Electric Power division, and for the Caterpillar Production Center of Excellence division. He joined Caterpillar in 1975 and has held various accounting and finance positions within the company. From 1987 to 1990, he was in charge of strategy projects and was appointed director of strategy & planning in 1990. From 1995 to 1997, he was managing director of Caterpillar France S.A. In 1997, he became managing director of Caterpillar Belgium S.A. He was elected a vice president in January 2001, overseeing the EAME Product Development & Operations division. Through Mr. Vittecoq's tenure with Caterpillar, he has gained international management experience, branding knowledge and financial expertise. He is a member of the IMD (International Institute for Management Development) Foundation board, a member of the Evian Group: Free Trade Think Tank, an executive member of the World Business Council for Sustainable Development and a vice president of the board of the Swiss-American Chamber of Commerce. Mr. Vittecoq's background as an accomplished business leader and his financial acumen, in addition to his political savvy, are valuable assets to the Board as it focuses on our further expansion in the global marketplace.

Class 2 Directors — Terms expire in 2011
(ages as of February 27, 2010)

Ronald James, 59, has been a director since May 2004. Since 2000, he has served as president and chief executive officer of the Center for Ethical Business Cultures in Minneapolis, Minnesota, which assists business leaders in building ethical and profitable business cultures at the enterprise, community and global levels. From 1996 to 1998, he was president and chief executive officer of the Human Resources Group, a division of Ceridian Corporation, a business services company located in Minneapolis, Minnesota. From 1971 to 1996, he was with US West Communications, Inc. (now Qwest Communications), most recently serving as Minnesota's top executive officer. He gained investment fund knowledge through his service on the boards of RBC Funds, an investment fund of the Royal Bank of Canada, and Bremer Financial Corporation, a regional community banking company. Having served on an advisory group to the United States Sentencing Commission, Mr. James speaks regularly at conferences on the subject of the Board's role in creating and sustaining ethical cultures. He also serves on the boards of The Travelers Foundation, Speak the Word Church International, and the Guthrie Theater in Minneapolis, Minnesota and on a board committee for the Center for Healthcare Innovation, Allina Hospitals and Clinics in Minneapolis, Minnesota. He previously served as a director of St. Paul Companies (now The Travelers Companies, Inc.), Ceridian Corporation, Automotive Industries, and on the boards of Allina Hospitals and Clinics and the Greater Twin Cities United Way. Mr. James brings governance expertise; large company leadership; telecommunications experience; a commitment to integrity, ethics and culture; and executive wisdom to the Board. In addition, his active participation as a consultant and educator in business ethics in academic settings, as well as for national and global organizations, provides valuable insight to the Board.

Elliot S. Kaplan, 73, has been a director and Secretary since January 1971. Since 1961, he has been an attorney with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota, which serves as our primary external general counsel. He is also an owner and director of the Bank of Naples in Naples, Florida. In addition, he serves on the executive board of the Minnesota Historical Society and the board of the Robins, Kaplan, Miller & Ciresi Foundation for Children, and is a trustee of the University of Minnesota Foundation. He also previously served on the boards of infoUSA, Inc, a direct marketing company; The Minneapolis Institute of Arts; and PACER Center, an organization that seeks to expand opportunities for children and young adults with disabilities. His years of legal practice provide Mr. Kaplan with a deep understanding of business litigation, intellectual property litigation and licensing, antitrust and trade regulation, and corporate governance, all of which help Mr. Kaplan provide an experienced legal perspective to our Board. Mr. Kaplan also brings historical knowledge of our culture to the Board.

Sanjay Khosla, 58, has been a director since October 2008. In January 2007, he joined Kraft Foods, Inc., an international food and beverage company. He currently serves as executive vice president and president of Kraft developing markets and global categories. Prior to joining Kraft, he was with Fonterra Co-operative Group Ltd., a multi-national dairy company based in New Zealand, where he served as managing director of its consumer and food service business. Before joining Fonterra in 2004, he had a 27-year career with Unilever PLC in India, the U.K. and Europe, culminating as senior vice president, global beverages, and chairman of Unilever's beverages category. Mr. Khosla also serves on the boards of NIIT Ltd., an IT-enabled education company in India, and Goodman Theatre in Chicago, Illinois. His many years in the consumer products industry provide Mr. Khosla with an extensive background in consumer marketing, branding, global expansion and multi-national operations. His background in these areas, along with his international perspective and history of transformational leadership, is valuable as the Board continues to focus on our global expansion and transformation.

George L. Mikan III, 38, has been a director since April 2008. Since November 2006, he has been the executive vice president and chief financial officer of UnitedHealth Group Incorporated. Mr. Mikan joined UnitedHealth in 1998 and has held various executive positions of increasing responsibility from 1998 to the present, including an executive role on the corporate development group responsible for merger and acquisition activities. From 1994 to 1998, he was employed at Arthur Andersen LLP. From his years at UnitedHealth and Arthur Andersen, Mr. Mikan gained solid financial and merger and acquisitions expertise, as well as public company leadership experience. This knowledge and experience is a valuable asset to the Board as we continue to explore growth opportunities, provide benefits for thousands of employees and position our company for financial growth.

Matthew H. Paull, 58, has been a director since September 2003. He has also been named our first Lead Independent Director and plans to serve in that role for the upcoming year. Mr. Paull is the former corporate senior executive vice president and chief financial officer for McDonald's Corporation, which develops, operates, franchises and services a worldwide system of McDonald's restaurants. He retired from that position in January 2008. At McDonald's, Mr. Paull acquired a background in strong branding and consumer trends, knowledge that is highly relatable to our company. Prior to joining McDonald's Corporation in 1993, he was a partner at Ernst & Young LLP, specializing in international tax. He also serves on the advisory board of Pershing Square Capital Management, a New York-based hedge fund. Mr. Paull previously served as a trustee of the Ravinia Festival Association, which offers concerts and other entertainment in suburban Chicago, Illinois, and as an advisory council member for the Federal Reserve Bank of Chicago. As a former executive professor in residence at the University of San Diego, Mr. Paull also possesses an understanding of the academic world. Because of his professional experience, Mr. Paull has significant financial acumen, knowledge of hedge funds and investments, broad experience in global operations and extensive experience in tax matters, all of which enable Mr. Paull to make valuable contributions to our Board.

Richard M. Schulze, 69, is a founder of Best Buy. He has been an officer and director from our inception in 1966 and currently serves as our Chairman of the Board. Effective in June 2002, he relinquished the duties of CEO, having served as our principal executive officer for more than 30 years. He is on the board of trustees of the University of St. Thomas, chairman of its Executive and Institutional Advancement Committee, and a member of its Board Affairs Committee. Mr. Schulze is also chairman of the board of governors of the University of St. Thomas Business School and serves on the board of the Richard M. Schulze Family Foundation. He previously served on the board of Pentair, Inc., a diversified industrial manufacturing company, and The Best Buy Children's Foundation. Mr. Schulze holds an honorary doctorate of laws degree from the University of St. Thomas. As a founder of our company with over 40 years experience in the retail industry, and having built our company from a single store and three employees to a multi-national organization with over 4,000 locations and over 180,000 employees, he has an in-depth view of our business and branding. In addition, Mr. Schulze's deep knowledge of our culture and commitment to preserving our entrepreneurial environment provide continuity and long-term thinking to the Board.

Hatim A. Tyabji, 65, has been a director since April 1998. Since July 2001, he has been executive chairman of Bytemobile, Inc., a wireless Internet infrastructure provider in Santa Clara, California. From 1998 to 2000, he served as chairman and chief executive officer of Saraïde, Inc., a provider of Internet and wireless data services; and from 1986 to 1998, as president and chief executive officer (and as chairman from 1992 until 1998) of VeriFone, Inc., a global transaction automation enterprise. He is also chairman of Jasper Wireless, a global networking device company. Mr. Tyabji also serves on the boards of Merchant eSolutions, Inc.; Sierra Atlantic, Inc.; Touch Networks (Australia); and the Missile Defense Advocacy Alliance, and as an ambassador at large for Benchmark Capital. He previously served on the boards of Ariba Inc.; Bank of America Merchant Services; Deluxe Corporation; eFunds Corporation; Novatel Wireless, Inc.; PubliCard Inc.; SmartDisk Corporation; Datacard Group; Depotpoint, Inc.; Impresse Corporation and Norand Corporation, as well as on the boards of the Carnegie Institute, the Dean's Council of the Leavey School of Business at Santa Clara University and the Dean's Council of the School of Engineering at the State University of New York at Buffalo. In 2007, Mr. Tyabji published "Husband, Wife & Company: An Honest Perspective on Success in Life and Work," a book on the interrelationships between family and career. Mr. Tyabji brings a wealth of experience in broadband and wireless technologies and is a significant contributor to the development of our technological growth and connected world strategy. His financial acumen and his background as an entrepreneurial business leader are valuable assets to the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information about the number of shares of Best Buy common stock beneficially owned at February 27, 2010, by our Chairman of the Board, our CEO, our Chief Financial Officer and each of our three other most highly compensated continuing executive officers during the most recent fiscal year. The table provides similar information for each director including the director nominees, all directors and executive officers as a group, and each person we know who beneficially owns more than 5% of the outstanding shares of Best Buy common stock.

Name and Address(1)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned

Richard M. Schulze Founder and Chairman of the Board	70,162,859(2)	16.69%
Brian J. Dunn Chief Executive Officer and Director	603,712(3)	*
James L. Muehlbauer Executive Vice President — Finance and Chief Financial Officer	187,449(4)	*
Shari L. Ballard Executive Vice President, President — Americas	226,085(5)	*
Michael A. Vitelli Executive Vice President, President — Americas	103,413(6)	*
Scott Wheway Chief Executive Officer — Best Buy Europe	0(7)	*
Bradbury H. Anderson Vice Chairman and Director	2,862,126(8)	*
Lisa M. Caputo Director	2,500(9)	*
Kathy J. Higgins Victor Director	46,980(10)	*
Ronald James Director	57,965(11)	*
Elliot S. Kaplan Secretary and Director	148,061(12)	*
Sanjay Khosla Director	12,250(13)	*
Allen U. Lenzmeier Vice Chairman and Director	2,321,684(14)	*
George L. Mikan III Director	17,000(15)	*
Matthew H. Paull Director	62,669(16)	*
Rogelio M. Rebolledo Director	28,350(17)	*
Frank D. Trestman Director	193,085(18)	*
Hatim A. Tyabji Director	134,250(19)	*
Gérard R. Vittecoq Director	14,682(20)	*
All directors and executive officers, as a group (26 individuals)	77,875,199(21)	18.37%

*
Less than 1%.

(1)
The business address for all directors and executive officers is 7601 Penn Avenue South, Richfield, Minnesota 55423.

(2)
The figure represents: (a) 236,250 outstanding shares owned by Mr. Schulze; (b) 59,221,143 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Schulze, of which up to $150 million aggregate amount of shares have been pledged by the trust as collateral to secure a line of credit; (c) 4,465,930 outstanding shares registered in the name of Mr. Schulze and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Schulze and his family; (d) 1,143,043 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001; (e) 950,169 outstanding shares held by a limited partnership of which Mr. Schulze is the sole general partner (Mr. Schulze has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (f) 252,312 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze as the sole general partner; (g) 31,672 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Schulze is the sole general partner; (h) 24,318 outstanding shares registered in the name of Mr. Schulze and held by him as trustee of trusts for the benefit of the children of Mr. Schulze's spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (i) 10,728 outstanding shares registered in the name of Mr. Schulze's spouse and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Schulze's spouse (Mr. Schulze has disclaimed beneficial ownership of these shares); (j) 183,726 outstanding shares registered in the name of Mr. Schulze and a co-trustee, and held by them as trustees of the Sandra Schulze Revocable Trust dated June 14, 2001 (Mr. Schulze has disclaimed beneficial ownership of these shares); (k) 2,061 outstanding shares held in Mr. Schulze's individual retirement account; (l) 1,835,756 outstanding shares owned by The Richard M. Schulze Family Foundation, of which Mr. Schulze is the sole director; (m) 77,001 outstanding shares registered in the name of JPMorgan Chase Bank (the "Trustee"), and held by the Trustee in connection with the Best Buy Retirement Savings Plan ("Retirement Savings Plan") for the benefit of Mr. Schulze; and (n) options to purchase 1,728,750 shares, which he could exercise within 60 days of February 27, 2010.

(3)
The figure represents: (a) 35,496 outstanding shares owned by Mr. Dunn; (b) 15,892 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Retirement Savings Plan for the benefit of Mr. Dunn; and (c) options to purchase 552,324 shares, which he could exercise within 60 days of February 27, 2010.

(4)
The figure represents: (a) 24,081 outstanding shares owned by Mr. Muehlbauer; (b) 1,514 outstanding shares held in Mr. Muehlbauer's individual retirement account; (c) 936 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Retirement Savings Plan for the benefit of Mr. Muehlbauer; and (d) options to purchase 160,918 shares, which he could exercise within 60 days of February 27, 2010.

(5)
The figure represents: (a) 32,526 outstanding shares owned by Ms. Ballard; (b) 12,567 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Retirement Savings Plan for the benefit of Ms. Ballard; and (c) options to purchase 180,993 shares, which she could exercise within 60 days of February 27, 2010.

(6)
The figure represents: (a) 32,772 outstanding shares owned by Mr. Vitelli; (b) 647 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Retirement Savings Plan for the benefit of Mr. Vitelli; and (c) options to purchase 69,994 shares, which he could exercise within 60 days of February 27, 2010.

(7)
Mr. Wheway beneficially owned no shares of Best Buy common stock as of February 27, 2010. Mr. Wheway has options to purchase 50,000 shares, but these options do not begin to vest until June 23, 2010 and will vest in four equal annual installments beginning on that date.

(8)
The figure represents: (a) 437,530 outstanding shares owned by Mr. Anderson; (b) 702,321 outstanding shares registered in the name of Mr. Anderson and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Anderson; (c) 58,343 outstanding shares registered in the name of Mr. Anderson's spouse and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Anderson's spouse (Mr. Anderson has disclaimed beneficial ownership of these shares); (d) 337,839 outstanding shares held by a limited partnership of which a limited liability company owned by Mr. Anderson and his spouse is the sole general partner and of which Mr. Anderson and his spouse are limited partners individually (Mr. Anderson has disclaimed beneficial ownership of these shares except to the extent of his monetary interest therein); (e) 177,138 outstanding shares registered in the name of Mr. Anderson's spouse and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Anderson's spouse (Mr. Anderson has disclaimed beneficial ownership of these shares); (f) 225,833 outstanding shares owned by the Anderson Family Foundation, of which Mr. Anderson is a director; (g) 177,138 outstanding shares registered in the name of Mr. Anderson and co-trustees, and held by them as trustees of trusts for the benefit of Mr. Anderson and his family; (h) 12,484 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Retirement Savings Plan for the benefit of Mr. Anderson; and (i) options to purchase 733,500 shares, which he could exercise within 60 days of February 27, 2010.

(9)
The figure represents options to purchase 2,500 shares, which Ms. Caputo could exercise within 60 days of February 27, 2010.

(10)
The figure represents: (a) 5,730 outstanding shares owned by Ms. Higgins Victor; and (b) options to purchase 41,250 shares, which she could exercise within 60 days of February 27, 2010.

(11)
The figure represents: (a) 5,465 outstanding shares owned by Mr. James; and (b) options to purchase 52,500 shares, which he could exercise within 60 days of February 27, 2010.

(12)
The figure represents: (a) 61,811 outstanding shares owned by Mr. Kaplan; and (b) options to purchase 86,250 shares, which he could exercise within 60 days of February 27, 2010.

(13)
The figure represents: (a) 1,000 outstanding shares owned by Mr. Khosla; and (b) options to purchase 11,250 shares, which he could exercise within 60 days of February 27, 2010.

(14)
The figure represents: (a) 1,407,584 outstanding shares owned by Mr. Lenzmeier; (b) 150,000 outstanding shares registered in the name of Mr. Lenzmeier and a co-trustee, and held by them as trustees of a trust for the benefit of Mr. Lenzmeier; (c) 81,600 outstanding shares held by the Lenzmeier Family Foundation, of which Mr. Lenzmeier and his spouse are the sole directors and officers; and (d) options to purchase 682,500 shares, which he could exercise within 60 days of February 27, 2010.

(15)
The figure represents: (a) 2,000 outstanding shares owned by Mr. Mikan; and (b) options to purchase 15,000 shares, which he could exercise within 60 days of February 27, 2010.

(16)
The figure represents: (a) 10,169 outstanding shares owned by Mr. Paull; and (b) options to purchase 52,500 shares, which he could exercise within 60 days of February 27, 2010.

(17)
The figure represents: (a) 850 outstanding shares owned by Mr. Rebolledo; and (b) options to purchase 27,500 shares, which he could exercise within 60 days of February 27, 2010.

(18)
The figure represents: (a) 70,585 outstanding shares owned by Mr. Trestman; (b) 25,000 outstanding shares registered in the name of Mr. Trestman's spouse as trustee of an irrevocable family trust (Mr. Trestman has disclaimed beneficial ownership of these shares); and (c) options to purchase 97,500 shares, which he could exercise within 60 days of February 27, 2010.

(19)
The figure represents: (a) 70,500 outstanding shares owned by Mr. Tyabji; and (b) options to purchase 63,750 shares, which he could exercise within 60 days of February 27, 2010.

(20)
The figure represents: (a) 3,432 outstanding shares owned by Mr. Vittecoq; and (b) options to purchase 11,250 shares, which he could exercise within 60 days of February 27, 2010.

(21)
The figure represents: (a) outstanding shares and options described in the preceding footnotes; (b) 48,242 outstanding shares owned by other executive officers; (c) 33,004 outstanding shares registered in the name of the Trustee, and held by the Trustee in connection with the Retirement Savings Plan for the benefit of other executive officers; and (d) options grants to other executive officers to purchase 608,832 shares, which they could exercise within 60 days of February 27, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our directors, executive officers and shareholders who own more than 10% of our common stock file initial reports of ownership with the SEC and the NYSE. They must also file reports of changes in ownership with the SEC and the NYSE. In addition, they are required by SEC regulations to provide us copies of all Section 16(a) reports that they file with the SEC. Based solely on a review of such Section 16(a) reports, management and the Board believe our directors, executive officers and shareholders who own more than 10% of our outstanding equity securities complied with the reporting requirements during the fiscal year ended February 27, 2010, except that (i) due to administrative delay, a report was not filed in a timely manner for a purchase of common stock on April 2, 2009, by Mr. James; (ii) due to administrative delay, a report was not filed in a timely manner for a grant of stock options on June 23, 2009, to the spouse of Michael J. Pratt, President and Chief Operating Officer — Best Buy Canada; and (iii) due to administrative delay, a report was not filed in a timely manner for several transfers of common stock on December 28, 2009, by Mr. Anderson.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes the material elements of compensation for our "named executive officers" who are:

  •
  Brian J. Dunn, Chief Executive Officer;

  •
  James L. Muehlbauer, Executive Vice President — Finance and Chief Financial Officer;

  •
  Shari L. Ballard, Executive Vice President, President — Americas*;

  •
  Michael A. Vitelli, Executive Vice President, President — Americas*;

  •
  J. Scott Wheway, Chief Executive Officer — Best Buy Europe;

  •
  Bradbury H. Anderson, Vice Chairman and former Chief Executive Officer;

  •
  John E. Pershing, former Executive Vice President — Human Capital; and

  •
  Robert A. Willett, former Chief Executive Officer — Best Buy International.

*
Ms. Ballard and Mr. Vitelli's titles changed effective March 1, 2010 to the titles listed above.

For fiscal 2010, the named executive officers generally participated in the same compensation programs and were evaluated similarly, with the exception of Mr. Wheway's program which is tailored to our European business. Mr. Anderson retired from the position of CEO effective June 24, 2009, and is included as a named executive officer as a result of his former CEO status. Likewise, Mr. Willett retired from our company effective January 4, 2010, and Mr. Pershing left us on February 5, 2010. Based on SEC rules, we are required to include Messrs. Anderson, Pershing and Willett as named executive officers in this proxy statement. Hereinafter, Messrs. Dunn, Muehlbauer, Vitelli, Wheway and Ms. Ballard are referred to as our continuing named executive officers. For ease of use, our Compensation Discussion and Analysis is divided into three sections:

Page
Compensation Philosophy, Objectives and Process	26

A discussion of our compensation philosophy for all employees, the objectives of our compensation programs and policies, and the process we use to determine compensation for our named executive officers.
Compensation for Named Executive Officers	32
A discussion and analysis of individual compensation elements and the process used to determine fiscal 2010 compensation for our named executive officers.
Other Compensation Matters	43
A discussion of programs and policies which are generally applicable to the named executive officers.

Compensation Philosophy, Objectives and Process

"Total Rewards" Philosophy.    We believe our success depends on employees at all levels using their unique strengths, experiences and ideas to foster innovation and build strong customer relationships. While our compensation and benefit programs are important tools in attracting and retaining talented employees, we also believe that non-monetary factors such as work environment, learning and development opportunities, and relationships between employees and managers are critical to provide a rewarding employee experience.

Collectively, these elements comprise our "Total Rewards" philosophy. We believe this approach to attracting, motivating and retaining talent creates a competitive advantage.

Our Total Rewards philosophy seeks to:

  •
  Provide employees a wide array of rewards;

  •
  Differentiate rewards to individuals, based on their contributions;

  •
  Encourage and recognize experimentation, entrepreneurship and innovation; and

  •
  Reward employee contributions toward achieving desired financial and non-financial results.

We implement the Total Rewards philosophy by employing broad-based programs that are designed to align employee interests with company goals and create a common vision of success.

Compensation Objectives.    Our compensation program and policies serve the following objectives:

  •
  Reward employees for creating shareholder value and for achieving key strategic objectives;

  •
  Align long-term employee and shareholder interests;

  •
  Motivate employees to achieve short-term financial, operational, customer and employee outcomes that materially contribute to our sustainable, long-term corporate success;

  •
  Attract and retain talent necessary to develop new capabilities and enhance existing competencies; and

  •
  Maintain a flexible compensation structure that allows employees to share in our success.

How We Determine Compensation.    The Compensation Committee is responsible for determining and approving executive compensation. In addition, the Compensation Committee oversees the development, evaluation and approval of incentive compensation, equity-based pay and other material employee benefit plans for all employees, including our named executive officers. The Compensation Committee is authorized to delegate to management certain responsibilities regarding our employee compensation and benefit plans, as specified in the Compensation Committee's charter, which is posted on our Web site at www.bby.com — select the "Investor Relations" link and then the "Corporate Governance" link.

The Compensation Committee established and reviews our Total Rewards philosophy and our compensation objectives, and oversees the design, competitiveness and effectiveness of compensation programs for our executive officers. During the first quarter of each fiscal year, our Human Resources leadership team ("HR") provides the Compensation Committee with compensation recommendations for the executive officers. HR's presentation includes an analysis prepared in support of the recommendations. The analysis includes a summary of the results of our application to each of our executive officers of several internal and external factors, as set forth below, which we refer to as our "Executive Compensation Framework." The internal factors are generally applied and analyzed by HR. HR has engaged a third-party compensation consultant, Towers Watson (formerly Towers Perrin), a global professional services firm, to assist in the development of compensation data that is used to facilitate the application and analysis of the external factors. The Compensation Committee reviews HR's recommendations with The Delves Group, an independent compensation consulting firm retained by the Compensation Committee, and discusses them with HR. The Compensation Committee's review is comprehensive and considers factors such as: (i) the alignment of the proposed compensation with our Total Rewards philosophy; (ii) the alignment of the proposed compensation with our compensation objectives; (iii) the overall value of the compensation package, relative to internal factors and external benchmarks; and (iv) our decision not to offer certain benefits and perquisites offered to executive officers of other large companies.

The Compensation Committee recently adopted Principles of Executive Compensation (the "Principles") intended to further assist the Compensation Committee in its review of HR's compensation proposals. Working with The Delves Group, HR and senior management, the Compensation Committee developed and approved the following principles and criteria for defining and implementing each principle:

Principle	Criteria

Purpose	• Support the Company's mission and vision
• Support the Company's strategy and objectives
• Reflect the Company's culture and values

Alignment	• Ensure common financial interest with shareholders
• Ensure common financial interest throughout the company
• Provide a balance between short- and long-term objectives

Accountability	• Ensure financial interests align with the employee's area of impact
• Ensure the timing of performance periods align with the timing of the employee's impact
• Articulate well defined metrics, goals, ranges, limits and results
• Metrics focused primarily on delivery of outcomes rather than inputs to business processes
• Maintain a consistent link between performance, rewards and consequences

Engagement	• Attract and retain talent
• Create a sense of urgency
• Motivate dedication, hard work and results
• Inspire creativity and innovation
• Clearly communicate the link between pay and performance

Optimization	• Promote highly differentiated positive results
• Reward exceptional performance with exceptional pay

On a going-forward basis, the Compensation Committee plans to use the Principles as a means to assess executive compensation programs and to provide guidance to management on the Compensation Committee's expectations for overall executive compensation structure.

Executive Compensation Framework.    For fiscal 2010, each element of compensation and the level of total direct compensation for each of our named executive officers was determined by referencing our Executive Compensation Framework. Our Executive Compensation Framework consists of a set of internal and external factors that allow for a comprehensive, multi-faceted evaluation of total compensation based on each individual's personal attributes and talents, the internal "value" of their role, and objective external market data. The factors are not required to carry equal weight and not all of the factors are considered in determining the compensation recommendation for each individual. We believe that the diversity of the factors included in our Executive Compensation Framework and our flexibility in their application enhances our ability to develop compensation packages that (i) further our compensation objectives, (ii) further one or more of our strategic initiatives, and (iii) produce the highest return on our compensation investment.

For fiscal 2010, the internal and external factors that comprised our Executive Compensation Framework were as follows:

Factor		Description

Internal	Job Value	The internal value of the position relative to other executive officer positions, based on the primary job responsibilities, expected scope and nature of the job's impact — relative rank within the organization depends upon the extent to which the executive will be accountable for specific strategic and operational challenges.
Personal Attributes
The executive's industry and functional knowledge, intuition and insight, diversity of experience, entrepreneurial disposition and personal networks — in order to be considered for compensation purposes, these factors must be highly related to the success of the business strategies to be led by the executive.
	Leadership/Values	The executive's demonstration of our values, and ability to inspire and influence others.
	Talent Development	The executive's ability to cultivate talent that enhances business results, including succession planning.
	Existing Compensation Arrangements	The executive's outstanding equity awards, performance-based incentives and compensation history.
External	Peer Group Observations	Includes publicly available information regarding actions taken by peer companies to attract and retain senior leadership talent.
	Market Data	Includes compensation data for our peer group of companies (as determined by the Compensation Committee), the Fortune 100 companies and other salary surveys.

We applied the external factors to each continuing named executive officer based on a review of publicly available compensation data for our peer group of companies, the Fortune 100 and, in some instances, we also consulted survey data.(1) We used available information and monitored actions taken by our peers to evaluate market trends and to assess the overall competitiveness of our executive compensation levels. We did not, however, seek to establish total direct compensation that falls within a prescribed range relative to our peer group of companies or the Fortune 100. In addition, the Compensation Committee may at times use our peer group of companies to evaluate:

(1)
The surveys we consulted, as well as the companies they surveyed, are listed in Appendix A.

•
The cost of the total direct compensation paid to our named executive officers;

•
The relationship between our financial performance and the compensation paid to our named executive officers; and

•
The relative difficulty of our incentive performance targets.

The criteria we used to determine our peer group of companies in fiscal 2010 was unchanged from the criteria we used in fiscal 2009. We continue to compare ourselves predominantly to companies with the following attributes: (i) more than $5 billion in revenue, (ii) retail or wholesale operations, (iii) high growth rates, and (iv) significant revenue generated outside of the U.S. We also used lists published by Business Week and Fortune magazines to identify companies recognized as top employers, innovators and customer service providers, and other qualitative factors, for purposes of applying our selection criteria. Our peer group at the time compensation was determined for our named executive officers in fiscal 2010 was comprised of the following companies:

  •
  Amazon.com, Inc.

  •
  Apple Inc.

  •
  Costco Wholesale Corporation

  •
  Dell Inc.

  •
  eBay Inc.

  •
  FedEx Corporation

  •
  Harley-Davidson, Inc.

  •
  Lowe's Companies, Inc.

  •
  Nordstrom, Inc.

  •
  Staples, Inc.

  •
  Starbucks Corporation

  •
  Target Corporation

  •
  The TJX Companies, Inc.

  •
  Wal-Mart Stores, Inc.

  •
  Walgreen Co.

  •
  The Walt Disney Company

  •
  Whole Foods Market, Inc.

  •
  Yahoo! Inc.

Role of Independent Compensation Consultant in Determining Compensation.    The Compensation Committee reviews HR's executive and director compensation recommendations with The Delves Group, an independent compensation consulting firm retained by the Compensation Committee. The Compensation Committee believes that this review helps ensure that HR's compensation recommendations are aligned with our stated objectives and are reasonable when compared to our peer market for executive and director talent. In addition, the engagement of an independent consultant enhances the overall independence of the Compensation Committee's decision-making and mitigates the potential for a conflict of interest involving the compensation consultant hired by HR. The Delves Group reports directly to the Compensation Committee and does not provide any consulting or other services to us.

Role of Management Compensation Consultant in Determining Compensation.    HR has engaged a third-party compensation consultant, Towers Watson, a global professional services firm, to assist in the development and analysis of external compensation data that is used to facilitate HR's executive and director compensation recommendations to the Compensation Committee. At the request of HR and with the consent of the Compensation Committee, a representative of Towers Watson regularly attends meetings of the Compensation Committee to address matters directly related to their engagement, including questions regarding external market data and related analyses. Towers Watson reports directly to HR and does not engage with the Compensation Committee, except with regard to the aforementioned matters and at the request and under the direction of HR. Towers Watson also provides non-executive compensation consulting and other services to us expressly at the direction of HR and without the direct engagement of the Compensation Committee.

Role of Chief Executive Officer in Determining Compensation.    Our CEO does not participate in or otherwise influence HR's compensation recommendations for himself. However, our CEO is generally in attendance when HR presents compensation recommendations to the Compensation Committee for our other executive officers and provides his perspective regarding the recommendations. Our CEO's performance ratings of, and his comments about, his direct reports impact the compensation of his direct reports, but his input is only one of many factors considered in determining total compensation for those individuals. Our other executive officers do not participate in the development of compensation recommendations or the approval process, although they may provide perspective on recommendations for their direct reports.

Summary of Compensation and Benefit Programs.    We maintain a variety of compensation and benefit programs in which our executive officers and other selected employees participate. These programs include, but are not limited to, our 2004 Omnibus Stock and Incentive Plan, as amended ("Omnibus Plan"), our Executive Officer Short-Term Incentive Program ("Executive Officer STIP"), our Long-Term Incentive Program established under the Omnibus Plan ("LTIP"), our 2008 Employee Stock Purchase Plan ("ESPP"), our Retirement Savings Plan and our Fifth Amended and Restated Deferred Compensation Plan ("Deferred Compensation Plan").

Compensation for Named Executive Officers

Elements of Compensation.    The fiscal 2010 compensation for our named executive officers included the following elements:

Element	Form(s) of Compensation	Purpose	Performance Metric(s)

Base Salary	Cash	Provide competitive, fixed compensation to attract and retain exceptional executive talent	Not performance-based

Short-Term Incentive	Cash	Create a strong financial incentive for achieving or exceeding company goals	Operating income; SG&A; domestic market share

Long-Term Incentive	Stock options	Create a strong financial incentive for increasing shareholder value and encourage a significant equity stake in our company	Best Buy common stock price

Individual Recognition Restricted Stock Award	Restricted stock	Recognize superior performance rendered and retain exceptional executive talent	Performance- and not performance-based

Health, Retirement and Other Benefits	Eligibility to participate in benefit plans generally available to our employees, including retirement, stock purchase, health, severance, life insurance and disability plans	Plans are part of our broad-based employee benefits program	Not performance-based

Executive Benefits and Perquisites	Annual executive physical exam, supplemental long-term disability insurance, four weeks of paid vacation, expanded employee discount, stock ownership target planning and tax planning/preparation services	Provide competitive benefits to promote the health, well-being and financial security of our executive officers	Not performance-based

During fiscal 2010, special circumstances or events arose which resulted in unique compensation arrangements. Those arrangements for the named executive officers are described in Special Circumstances, on page 40.

Analysis of Compensation Elements

Fiscal 2010 Target Compensation.    The Compensation Committee does not establish a set pay mix for our executive officers. However, our executive compensation program does emphasize long-term compensation versus short-term compensation. As a result of the decisions the Compensation Committee made, the target pay mix for our CEO and our other executive officers, on average, for fiscal year 2010 is shown below. Actual salary levels, short-term incentive awards and long-term incentive awards vary based on factors in the Executive Compensation Framework.

Each element in the target pay mix is discussed below and shown in the Summary Compensation Table on page 49.

Base Salary.    The Compensation Committee generally determines base salary levels for the named executive officers and other executive officers during the first quarter of each fiscal year, with changes becoming effective during such quarter. The base salaries for the named executive officers that became effective in the first quarter of fiscal 2010 were established based on an assessment of each officer under our Executive Compensation Framework. For fiscal 2010, the base salaries at the end of fiscal 2010 and fiscal 2009, respectively, for the continuing named executive officers and the key factors considered were as follows:

Name	Fiscal 2010 Ending Base Salary	Fiscal 2009 Ending Base Salary	Percent Change	Key Factors

Mr. Dunn	$1,000,000	$900,000	11%	Internal Factors:
				• Promoted to highest ranking officer in our company in June 2009
				• Highly complex position responsible for balancing short- and long-term strategic and operational decisions
				• Increased accountability for driving company growth in the connected world
				• Strong motivator and leader; established record of building markets while living and teaching company values
				External Factors:
				• New salary and total direct compensation are below median of Fortune 100 and our peer group
				• Initial salary increase is consistent with a Towers Watson report on pay practices for internal promotion to CEO versus external CEO hire

Name	Fiscal 2010 Ending Base Salary	Fiscal 2009 Ending Base Salary	Percent Change	Key Factors

Mr. Muehlbauer	$642,000	$600,000	7%	Internal Factors:
				• Strong aptitude for risk mitigation and process development
				• Manages communication to investor community with transparency
				• Able to execute against strategic opportunities
				External Factors:
				• Total direct compensation below median of Fortune 100, and between median and 75th percentile of our peer group
				• High level of turnover among Fortune 100 chief financial officers
Ms. Ballard	$650,000	$650,000	0%	Internal Factors:
				• Strong internal advocate of customer focus
				• Proven ability to rally teams around our philosophy and approach
				• Ability to execute against strategic opportunities
				External Factors:
				• Total direct compensation below median of Fortune 100, and between median and the 75th percentile of our peer group
Mr. Vitelli	$600,000	$478,950	25%	Internal Factors:
				• Increased role for fiscal 2010
				• Extremely strong and deep industry knowledge and networks
				• Manages communication to vendor community with high degree of authority and influence
				• Routinely demonstrates exceptional levels of personal integrity, maturity and professionalism
				External Factors:
				• Total direct compensation below median of Fortune 100, and between median and the 75th percentile of our peer group

Name	Fiscal 2010 Ending Base Salary	Fiscal 2009 Ending Base Salary	Percent Change	Key Factors

Mr. Wheway	$711,392	n/a	n/a	Internal Factors:
	(£440,000 GBP)(1)			• Deep retail knowledge and insight in European market, with over twenty years of experience
				• Extensive international retail experience
				External Factors:
				• Total direct compensation consistent with similar U.K.-based positions at large, multi-national companies

(1)
Mr. Wheway's compensation has been converted to United States dollars from pound sterling using a conversion rate of 1.6168, the average conversion rate from May 2009 to the end of the fiscal year.

Prior to entering into his employment arrangement in June 2009, Mr. Anderson's annual salary remained unchanged at $1,265,000 from fiscal 2009 for the first four months of fiscal 2010. The employment arrangement for Mr. Anderson is discussed as part of Director Compensation on page 60 and as part of Special Circumstances, beginning on page 40. The fiscal 2010 base salaries for Messrs. Pershing and Willett remained unchanged from fiscal 2009 at $414,000 and $850,000, respectively.

Short-Term Incentive.    For fiscal 2010, the named executive officers, except for Mr. Wheway, were eligible for performance-based, short-term incentive awards pursuant to our Executive Officer STIP. From May 2009, through July 2009, Mr. Wheway was eligible for the International Leadership STIP. Beginning in August 2009, Mr. Wheway was eligible for a performance-based, short-term incentive award tailored to provide a balanced score card between Best Buy brand operations in Europe and CPW brand/operations in Europe. Mr. Wheway's fiscal 2010 short-term incentive award is described in Special Circumstances, beginning on page 40. Fiscal 2010 Executive Officer STIP payments were made in two installments, at the mid-point and end of the fiscal year.

Fiscal 2010 Executive Officer STIP awards were payable in cash and were expressed as a target payout percentage of each eligible named executive officer's base salary. The target payout percentages for each of our eligible named executive officers fell within a range of 65% to 200%. The target payout percentage for each eligible named executive officer was set within this range based on the application of our Executive Compensation Framework, with particular emphasis placed on the internal job ranking of each position and taking into consideration external market data factors for equivalent roles. We believe that it is important that a higher percentage of total cash compensation for higher ranking positions be linked to our performance. In addition, we considered the value of total cash compensation in light of the external factors described in Base Salary, beginning on page 33, to ensure that we remain competitive in the market for executive talent.

For fiscal 2010, our Executive Officer STIP was structured to support our fiscal 2010 business priorities: (i) increasing domestic market share, (ii) efficient and effective enterprise, (iii) connected world, and (iv) international growth. As a result, we measured our short-term incentive awards for our eligible named executive officers on the following weighted performance metrics:

  •
  Operating income (40%);

  •
  Selling, general and administrative expenses ("SG&A") (30%); and

  •
  Domestic market share (30%).

The Compensation Committee established the target performance metrics for fiscal 2010 based on our historical performance and target setting practices, as well as investor and market expectations.

Under the fiscal 2010 Executive Officer STIP design, we measured the actual performance of each metric independently against targets, with achievement of one or all metrics to be additive to the individual's total short-term incentive award. Due to the uncertain economic challenges present at the beginning of fiscal 2010, the Compensation Committee elected to create a program with risk mitigating features, namely SG&A and domestic market share, thereby giving us the opportunity to be in the strongest possible position to take advantage of economic recovery long term, but not at the expense of operating income.

The fiscal 2010 Executive Officer STIP payment computation for eligible named executive officers was based on the weighted metrics described above, at target, as follows:

Target Payout Percentage(1)

	Performance Metrics
	Operating Income (40%)		SG&A (30%)		Domestic Market Share (30%)		Total Target Payout as a % of Salary

Mr. Dunn(2)	73.8%	+	55.3%	+	55.4%	=	184.5%
Mr. Muehlbauer	50%	+	37.5%	+	37.5%	=	125%
Ms. Ballard	50%	+	37.5%	+	37.5%	=	125%
Mr. Vitelli(3)	42%	+	31.5%	+	31.5%	=	105%
Mr. Anderson(4)	80%	+	60%	+	60%	=	200%
Mr. Pershing	26%	+	19.5%	+	19.5%	=	65%
Mr. Willett	50%	+	37.5%	+	37.5%	=	125%

(1)
"Target Payout Percentage" for each respective performance metric computed as the "Total Target Payout as a % of Salary" multiplied by the relative weighting of each metric, 40% or 30%.

(2)
The "Total Target Payout as a % of Salary" for Mr. Dunn was increased from 150% to 200% in connection with his appointment as our chief executive officer in June 2009. Accordingly, the "Total Target Payout as a % of Salary" was computed proportionately based on the number of months he served in each position.

(3)
The "Total Target Payout as a % of Salary" for Mr. Vitelli was increased from 65% to 125% in connection with the increased responsibilities he assumed in June 2009. Accordingly, the "Total Target Payout as a % of Salary" was computed proportionately based on the number of months he served in each role.

(4)
The "Total Target Payout as a % of Salary" listed for Mr. Anderson was premised on a full year in the designated role. Mr. Anderson served in the position for a portion of the year and he remained eligible to receive a pro-rated amount in accordance with the amount of time served in the role.

Based on our actual performance for each of the metrics against the target performance for the metrics, respectively, an Executive Officer STIP score was derived and applied to the target payout percentages. Eligible named executive officers could earn zero to two times their target payout percentage for each respective performance metric, making their maximum Executive Officer STIP payout two times their total target payout.

For fiscal 2010, the operating income, adjusted SG&A and domestic market share Executive Officer STIP targets and corresponding scores were as follows:

Operating Income $'s in millions		Adjusted SG&A $'s in millions		Domestic Market Share Improvement
						STI Score
LOW	HIGH	LOW	HIGH	LOW	HIGH

$		$
2,250	>/=	9,460	</=	2.00%	>/=	2.0
2,200	2,249	9,520	9,461	1.80%	1.99%	1.8
2,150	2,199	9,580	9,521	1.60%	1.79%	1.6
2,100	2,149	9,640	9,581	1.40%	1.59%	1.4
2,050	2,099	9,700	9,641	1.20%	1.39%	1.2
2,000	2,049	9,760	9,701	1.00%	1.19%	1.0	<--Target
1,900	1,999	9,820	9,761	0.80%	0.99%	0.8
1,800	1,899	9,880	9,821	0.60%	0.79%	0.6
1,700	1,799	9,940	9,881	0.40%	0.59%	0.4
</=	1,699	>/=	9,941	0.00%	0.39%	0.0

For fiscal 2010, our operating income was $2,235 million, a 20% improvement compared to our fiscal 2009 operating income of $1,870; our adjusted SG&A was $9,691 million; and our domestic market share improved by 2.60 percentage points compared to fiscal 2009.

Our adjusted SG&A of $9,691 million compared to reported SG&A of $9,873 million in fiscal 2010 includes certain adjustments for expenses that were likely to vary with volume and performance in an uncertain sales volume environment. Such adjustments were provided for in the plan target design. Accordingly, adjusted SG&A included the impact of restructuring charges of $52 million not included in reported SG&A and was further adjusted for the following: (i) higher incentive pay due to better than planned financial performance as well as higher sales volume than planned that impacted store labor and volume related transactional costs, $121 million, (ii) utilization of budgeted foreign exchange translation rates in our international businesses versus actual translation rates, $94 million, and (iii) greater investment gains than expected in fiscal 2010 on our deferred compensation assets, $19 million (an offset to which is recorded in investment income with no impact to net earnings). Based on these results, the Executive Officer STIP scores for the eligible named executive officers were as follows:

Metric	Score

Operating Income	1.8
Adjusted SG&A	1.2
Domestic Market Share	2.0

The fiscal 2010 Executive Officer STIP payment computations, based on the formula described above, were as follows:

	Performance Metrics
							Total Payout as a % of Salary(1)
	Operating Income		Adjusted SG&A		Domestic Market Share			Eligible Earnings(2)	STIP Incentive Payment(3)

Mr. Dunn	132.8%	+	66.4%	+	110.7%	=	309.9%	$966,669	$2,996,009
Mr. Muehlbauer	90%	+	45%	+	75%	=	210%	624,500	1,311,450
Ms. Ballard	90%	+	45%	+	75%	=	210%	650,001	1,365,002
Mr. Vitelli	75.6%	+	37.8%	+	63%	=	176.4%	559,653	987,228
Mr. Anderson	144%	+	72%	+	120%	=	336%	421,668	1,416,806
Mr. Pershing	46.8%	+	23.4%	+	39%	=	109.2%	414,002	452,090
Mr. Willett	90%	+	45%	+	75%	=	210%	850,003	1,785,007

(1)
Total Payout as a % of Salary computed as the "Target Payout Percentage" noted above for each performance metric multiplied by the respective Executive Officer STIP score.

(2)
STIP eligible earnings are determined by taking the annual salary as of the 15th of each fiscal month, rather than using actual paid fiscal year earnings.

(3)
"STIP Incentive Payment" computed as the '`Total Payout as a % of Salary" multiplied by the "Eligible Earnings" for each named executive officer.

Mr. Anderson was eligible for a prorated portion of the Executive Officer STIP for the first four months of fiscal 2010 while he served as our Chief Executive Officer. Messrs. Pershing and Willett remained eligible for participation in the Executive Officer STIP without proration for fiscal 2010.

Long-Term Incentive.    During fiscal 2010, we made long-term incentive awards to our named executive officers, except for Messrs. Anderson and Wheway (see Special Circumstances, beginning on page 40), and other eligible employees (typically, manager level and above) pursuant to our LTIP.

Compensation mix is an important factor in determining the LTIP award amounts for our named executive officers. The LTIP award amounts for the named executive officers for fiscal 2010 were reviewed and approved by the Compensation Committee and were determined based upon the application of our Executive Compensation Framework. The annualized value of the fiscal 2010 LTIP award granted to each of our eligible named executive officers was below the median of both the Fortune 100 and our peer group.

For fiscal 2010, the LTIP awards made to our eligible named executive officers were in the form of non-qualified stock options that have a term of ten years and become exercisable over a four-year period at the rate of 25% per year, beginning one year from the date of grant. The exercise price for such options was equal to the closing price of our common stock on the grant date, as quoted on the NYSE. In addition, for fiscal 2010, we changed the frequency and timing of our LTIP awards and granted awards in June, September and January. Beginning in fiscal 2011, the LTIP awards are being granted quarterly.

Our eligible named executive officers received their LTIP awards in the form of stock options because we believe stock options provide the maximum leverage and are the most efficient manner of focusing an executive officer's interests on long-term performance and shareholder value creation. Because our stock price is the performance measure, we believe that stock options are the best way to align our executive officers' interests with our shareholders' interests and to drive performance intended to increase our stock price over the four-year vesting period and ten-year option term. We believe there is greater incentive to drive shareholder value by using stock options rather than restricted stock as our long-term executive officer incentive vehicle because of the potential for a great reward and the potential for no reward.

The stock options awarded pursuant to our LTIP to the eligible continuing named executive officers in fiscal 2010 and fiscal 2009 are shown below:

Name	Fiscal 2010 (number of shares subject to options)	Fiscal 2009 (number of shares subject to options)	Percent Change

Mr. Dunn(1)(2)	200,000	138,000	+45%
Mr. Muehlbauer	80,000	80,000	0%
Ms. Ballard	66,251	66,250	0%
Mr. Vitelli(2)	66,251	40,000	+66%

(1)
Mr. Dunn received his fiscal 2010 LTIP award in full on June 23, 2009, rather than in three installments. In fiscal 2011, we intend to grant Mr. Dunn quarterly LTIP awards, consistent with our grant schedule for eligible employees.

(2)
Messrs. Dunn and Vitelli received an increase in their 2010 LTIP awards due to their changes in role during the fiscal year.

Mr. Wheway did not receive a LTIP award in fiscal 2010. After his change in role to Chief Executive Officer — Best Buy Europe, we intended to include Mr. Wheway in a Best Buy Europe long-term incentive program to create better incentive alignment throughout our European business.

Mr. Pershing's LTIP award for fiscal 2010 was options to purchase 40,000 shares, also unchanged from fiscal 2009. He received three grants prior to his departure in February 2010, all of which were forfeited upon his departure.

Mr. Willett's LTIP award for fiscal 2010 was options to purchase 110,500 shares, unchanged from his LTIP award in fiscal 2009. During fiscal 2010, he received two grants: one in June 2009 (55,250 options) and one in September 2009 (27,625 options). He received these grants prior to his departure in January 2010, and as a qualified retiree, has one year from his departure date to exercise his options.

Additional information regarding LTIP awards granted to the named executive officers in fiscal 2010 is included in Grants of Plan-Based Awards on page 52.

Individual Recognition Restricted Stock Award.    From time to time, we grant individual restricted stock awards to recognize superior performance. In May 2009, Mr. Willett received the following retention awards, which were granted at a time of CEO transition and after he had reached retirement age: (1) 25,000 shares of restricted stock, with vesting to occur three years after the date of grant, and (2) as further incentive to drive operating income by delivering exceptional international results, 50,000 shares of performance-based restricted stock, with vesting based on the achievement of certain performance factors. He forfeited both awards when he retired because they had not yet vested. Additional information about the grants is included in Grants of Plan-Based Awards on page 52.

Special Circumstances.    During fiscal 2010, special circumstances or events arose which resulted in the unique compensation arrangements for the individuals named below.

Mr. Dunn.    In June 2009, Mr. Dunn received options to purchase 300,000 shares as a special grant because of his promotion to CEO. This one-time grant was intended to increase his alignment with shareholders by having a greater portion of his compensation tied to shareholder value creation. The special grant stock options have the same terms as the LTIP stock options.

Mr. Wheway.    Mr. Wheway was hired in May 2009 as Executive Vice President and Chief Operating Officer — International with a salary of £440,000 (or $711,392 based on the average exchange rate in fiscal 2010), a 65% International Leadership STIP target payout percentage, and a special new hire grant of options to purchase 50,000 shares that vest 25% on the first anniversary of the award and annually for three additional years. The performance metrics for the International Leadership STIP are Operating Income, SG&A, International Revenue and Individual Performance Appraisal. In August 2009, he was appointed to the position of Chief Executive Officer — Best Buy Europe and, because of the changes in his duties and scope of responsibility, his short-term incentive and LTIP opportunities were revised accordingly.

Mr. Wheway's appointment as Chief Executive Officer — Best Buy Europe was subject to the approval of the Best Buy-appointed directors of the Best Buy Europe board of directors pursuant to the terms of the Shareholders Agreement between The Carphone Warehouse Group PLC and us, dated June 30, 2008, which governs the operations of Best Buy Europe. The Best Buy-appointed directors on the Best Buy Europe board, with the approval of the Compensation Committee and after taking into consideration the recommendation of the full Best Buy Europe board, have the authority under such agreement to select, terminate and set the compensation of the Chief Executive Officer — Best Buy Europe.

Upon becoming Chief Executive Officer — Best Buy Europe, Mr. Wheway became eligible for a performance-based, short-term incentive award payable in cash and expressed as a target payout percentage of his base salary. Mr. Wheway's target payout percentage for fiscal 2010 was 100%, which matches the incentive opportunity of his direct reports. There is no minimum guaranteed payout under the applicable short-term incentive award program, and Mr. Wheway's maximum incentive payout is 200%.

Mr. Wheway's short-term incentive was tailored to align his compensation with his responsibility for the primary retail brands housed in Best Buy Europe. The performance metrics of the incentive are split evenly between (i) the Best Buy retail operations in the U.K. ("Best Buy U.K.") and (ii) The Carphone Warehouse (including The Phone House) retail operations across Europe ("CPW"). The break-out of Mr. Wheway's target and maximum payout percentages for each brand are as follows:

Target Payout Percentage — Wheway

	Brand
	Best Buy U.K.		CPW		Payout as a % of Salary

Target	50%	+	50%	=	100%
Maximum	100%	+	100%	=	200%

The metrics for each brand were determined by identifying which key performance indicators are the most relevant and most strongly correlated to the overall business strategy of each brand. Both brands include customer-focused, employee-focused and financial metrics in order to incent a balanced approach to running the business. In addition, each brand's metrics include a metric from the other brand to ensure leverage across both brands.

The Best Buy U.K. brand metrics include opening plan, profit, cash (capital expenditures per store), employee engagement and earnings before interest and taxes ("EBIT") metrics. Metrics for the Best Best U.K. brand during fiscal 2010 were created with the anticipation that the brand would be in initial stages of store opening during the year and are gauged accordingly. These metrics have weights ranging between 15% and 40%. The CPW brand metrics include EBIT, customer satisfaction, customer complaint run rate, cash flow, employee engagement, trading margin, post pay connections, and opening plan (a cross-over metric from the Best Buy U.K. brand). These metrics have weights ranging between 5% and 7.5%, except for EBIT which is weighted at 50%. We believe disclosure of the specific metric target amounts and actual performance against the targets would cause us material competitive harm and, therefore, have not included such disclosure in this Proxy Statement.

In March 2010, the Compensation Committee approved a payment of 80% of Mr. Wheway's expected short-term incentive payout. This payment was comprised of a prorated 17% expected payout under the International Leadership STIP of £51,861 ($83,849 using the average exchange rate from May 2009 through the end of the fiscal year), a prorated 33% expected payout at target under the CPW brand metrics of £178,347 ($288,351) and a prorated 33% expected payout at target under the Best Buy U.K. brand metrics of £160,747 ($259,896). Because Best Buy Europe's fiscal year ends one month after ours, the final short-term incentive results and the remainder of Mr. Wheway's payout will likely be determined by the Compensation Committee in June 2010.

Mr. Anderson.    Upon his retirement from the position of CEO in June 2009, Mr. Anderson entered into a part-time employment arrangement through the end of his elected term as Vice Chairman on June 2010. The continued board service and employment arrangement were designed to ensure both a smooth transition for Mr. Dunn to the position of CEO and continuity for our customer centricity strategy. Mr. Anderson's annual salary was reduced to $75,000 effective June 24, 2009, and he remained eligible for the Executive Officer STIP in fiscal 2010, with proration, which resulted in an incentive payment of $1,416,806. He was not eligible for an LTIP award in fiscal 2010. In addition, though he does not receive director fees, he is eligible for stock options and expense reimbursement, as received by the other directors. See Employment Arrangement with Bradbury H. Anderson on page 61.

Mr. Pershing.    On February 5, 2010, Mr. Pershing left our company. In recognition of his 20 years of service, during which he served in many key capacities and was an influential voice within the executive team and for employee engagement, and for his efforts during a time of CEO transition, Mr. Pershing received a payment of $1,293,755, and remained eligible for the Executive Officer STIP for the remainder of fiscal 2010, without proration, which resulted in an incentive payment of $452,090. In addition, the service condition of a performance-based grant of 2,615 shares of restricted stock awarded to Mr. Pershing in October 2006 was waived, allowing Mr. Pershing to be eligible for the award which vested at 46%, or 1,203 shares. Finally, Mr. Pershing received $10,000 for routine tax planning and outplacement services, and coverage of COBRA life insurance, medical and dental benefit premiums for 18 months.

Mr. Willett.    Mr. Willett, age 63, retired from our company effective January 4, 2010. In recognition of Mr. Willett's past contributions to our success and his efforts to ensure an orderly transition, his time-based restricted stock award granted in April 2007 was accelerated, and he became fully vested in 103,820 shares of Best Buy common stock. In addition, he remained eligible to participate in the Executive Officer STIP for the remainder of fiscal 2010, without proration, which resulted in an incentive payment of $1,785,007. Mr. Willett continued to be eligible to receive certain perquisites and benefits following his retirement, including an executive physical exam during 2010, approximately $20,000 for routine tax planning and retirement planning services, and coverage of COBRA life insurance, medical and dental benefit premiums for 12 months.

Other Compensation Matters

The programs and policies described below are generally applicable to all our named executive officers, unless otherwise noted.

Benefits and Perquisites.    Our named executive officers are generally offered the same employee benefits and perquisites offered to all U.S.-based employees, as summarized in the table below:

Benefit or Perquisite	All Full-Time U.S.-Based Employees	Named Executive Officers

Deferred Compensation Plan	✓(1)	✓(1)
Employee Discount	✓	✓
— Expanded Employee Discount(2)		✓
Employee Stock Purchase Plan	✓	✓
Health Insurance	✓	✓
— Executive Physical Exam		✓
Life Insurance	✓	✓
Long-Term Disability	✓	✓
— Executive Long-Term Disability		✓
Paid Time Off	✓	✓
Retirement Savings Plan	✓	✓
Severance Plan	✓	✓
Short-Term Disability	✓	✓
Stock Ownership Target Planning		✓
Tax Planning and Preparation		✓

(1)
Only highly compensated employees and directors are eligible to participate in our Deferred Compensation Plan.

(2)
Our named executive officers are eligible to receive the same employee discount at U.S. Best Buy stores as all U.S.-based employees. However, they are also eligible to receive discounts at stores operated by certain of our subsidiaries that are not generally available to all employees.

We provide the executive benefits and perquisites denoted above to compete for executive talent and to promote the health, well-being and financial security of our named executive officers. A description of executive benefits and perquisites, and the costs associated with providing them for the named executive officers, are reflected in the "All Other Compensation" column of the Summary Compensation Table on page 49.

Deferred Compensation Plan.    We sponsor an unfunded, unsecured Deferred Compensation Plan. We believe the plan provides a tax-deferred retirement savings vehicle that plays an important role in attracting and retaining executive talent. Additional information about our Deferred Compensation Plan is included in Non-Qualified Deferred Compensation Plan on page 56.

Employee Stock Purchase Plan.    Our ESPP allows employees, including our named executive officers, to purchase Best Buy common stock at a discount. The stock purchase price is 85% of the lesser of the closing price on the NYSE at the beginning or at the end of a semi-annual purchase period. There is a maximum purchase value of $25,000 per calendar year for all plan participants.

Retirement Savings Plan.    Our Retirement Savings Plan is intended to meet the requirements of Section 401(k) of the Internal Revenue Code of 1986 (the "Code"). All of our named executive officers are eligible to participate in the plan. The plan provides a safe harbor that allows U.S.-based employees to contribute pre-tax income and immediately vest in company matching contributions. The plan is expected to provide an improved opportunity for such employees to achieve retirement income security. However, the plan is not expected to provide sufficient income replacement relative to our named executive officers' anticipated retirement needs. The potential retirement income gap for our U.S.-based named executive officers may be filled by other reward elements, including long-term incentives, or by the deferral of a portion of base salary or short-term incentive awards under our Deferred Compensation Plan. Under the Retirement Savings Plan, we match employee contributions, including those made by our U.S.-based named executive officers, at rates approved by the Compensation Committee. For fiscal 2010, we matched 100% of the first 3% and 50% of the next 2% of eligible pre-tax earnings (up to IRS limits) contributed by plan participants.

Although we intend to continue the Retirement Savings Plan, as well as to make matching contributions, the

Compensation Committee may terminate the plan or discontinue the matching contributions at its sole discretion. If the Retirement Savings Plan were to be terminated, all company-matching funds would immediately vest. JPMorgan Chase Bank has served as the trustee for the Retirement Savings Plan since April 1, 2004. We do not sponsor any other retirement plans in which our named executive officers participate.

Severance Plan.    We have adopted a severance plan for nearly all of our employees, including the named executive officers. Although there are differences in benefits depending on the employee's job level, the basic elements of the plan are comparable for all regular employees. The plan covers regular full-time and part-time U.S. employees of Best Buy Co., Inc., Best Buy Stores, L.P., Best Buy International Holdings, Inc. and Best Buy Enterprise Services, Inc., and their domestic subsidiaries, who have at least six months of continuous service, except for those with a separate agreement. The plan covers involuntary terminations due to job elimination and discontinuation, office closing, reduction in force, business restructuring or other circumstances as we determine. Eligible terminated employees would receive a severance payment ranging from two weeks to 96 weeks base salary. Basic employee benefits such as medical, dental and life insurance would be continued for six months to up to 18 months. The named executive officers are eligible for 96 weeks of base salary and 18 months of benefit continuation.

Equity Award Grant Practices.    All equity-based incentive awards, including awards to our named executive officers and directors, must be approved by the Compensation Committee.

Timing of Awards.    Beginning in June 2009, we changed the frequency and timing of our long-term incentive awards for eligible employees from single annual grants to three grants in fiscal 2010 and quarterly grants starting in fiscal 2011. Special long-term incentive awards may be granted at any time, as deemed necessary for new hires, promotions, recognition or retention purposes. In April of each year, the Compensation Committee considers a stock option grant for directors. The Compensation Committee also considers stock option grants for new directors upon their appointment to the Board. We do not coordinate or time the release of material information around our grant dates in order to affect the value of the compensation. Our named executive officers do not play a role in the selection of grant dates.

Determination of Grant Date.    The grant date is the date that the Compensation Committee approves the equity award.

Determination of Exercise Price.    The exercise price for stock option awards is equal to the last reported sale price of our common stock, as quoted on the NYSE, on the grant date. Under the terms of the Omnibus Plan, we may not grant stock options at a discount to fair market value. Unless otherwise determined by the Compensation Committee, "fair market value" as of a given date is the closing price of our common stock as quoted on the NYSE on such date or, if the shares were not traded on that date, the most recent preceding date when the shares were traded.

Re-pricing of Stock Options.    Under the terms of our Omnibus Plan, a stock option may not, without the approval of our shareholders, be: (i) amended to reduce its initial exercise price, except in the case of a stock split or similar event; or (ii) canceled and replaced by a stock option having a lower exercise price.

Executive Stock Ownership Guidelines.    The Compensation Committee has established stock ownership guidelines to promote the alignment of officer and shareholder interests and to encourage behaviors that have a positive influence on stock price appreciation and total shareholder return. The guidelines apply to all officers, including the named executive officers, and are part of an effort to encourage employee stock ownership. Under the guidelines, we expect our officers, including the named executive officers, to acquire ownership of a fixed number of shares, based on their position, within five fiscal years of assuming their current position. The stock ownership expectation generally remains effective for as long as the officer holds the position. The guidelines provide for stock ownership levels for our continuing named executive officers as follows:

Name	Ownership Target	(1)

Mr. Dunn	140,000 shares
Mr. Muehlbauer	55,000 shares
Ms. Ballard	55,000 shares
Mr. Vitelli	55,000 shares
Mr. Wheway	35,000 shares

(1)
Ownership targets will be adjusted for stock splits, stock dividends or similar events.

The Compensation Committee reviews progress toward achievement of the ownership target at least annually. In addition to shares personally owned by each officer, the following forms of stock ownership count toward the ownership target:

  •
  Equivalent shares owned in the Best Buy Stock Fund within our Retirement Savings Plan; and

  •
  50% of non-vested shares subject to performance conditions granted under our LTIP.

Until the ownership target is met, we expect officers to retain: (i) 25% of the net proceeds received from the exercise of a stock option in the form of Best Buy common stock; and (ii) 100% of shares net of taxes issued in connection with the lapse of restrictions on restricted stock or performance share awards. In fiscal 2010, all continuing named executive officers were in compliance with the ownership guidelines.

Clawback Provisions.    Our senior management performance awards typically include clawback provisions, particularly where it is difficult to match the period of an employee's influence on business results. We may exercise our rights under such provisions particularly when other mitigation strategies are difficult to achieve.

Tax and Other Considerations.

Tax Deductibility of Compensation.    Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to the CEO or any of the three other most highly compensated executive officers, unless the compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by our shareholders. It is intended that all performance-based compensation paid in fiscal 2010 to our named executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m), or because the payment of amounts in excess of $1 million qualify as performance-based compensation under the provisions of Section 162(m).

We believe that it is important to continue to be able to take available company tax deductions with respect to the compensation paid to our named executive officers. Therefore, we strive to take all actions that may be necessary under Section 162(m) to qualify for available tax deductions related to executive compensation. We do not, however, make compensation decisions based solely on the availability of a deduction under Section 162(m).

Accounting Treatment.    We account for stock-based awards based on their grant date fair value, as determined under ASC Topic 718, Compensation — Stock Compensation. Compensation expense for these awards is recognized on a straight-line basis over the requisite service period of the award (or to an employee's eligible retirement date, if earlier). If the award is subject to a performance condition, however, the cost will vary based on our estimate of the number of shares that will ultimately vest.

APPENDIX A

Towers Perrin U.S. CDB General Industry Executive Database 2009 Report
General Industry >$20B
Number of Participants: 107

3M
7-Eleven*
Abbott Laboratories
Accenture
Alcoa
Amazon.com
American Airlines
AstraZeneca
AT&T
BAE Systems*
Bayer CropScience*
Bayer*
Benjamin Moore*
Best Buy
Boeing
Cardinal Health
Cargill
Caterpillar
Chrysler
CHS
CITGO Petroleum
Coca-Cola Enterprises
Continental Automotive Systems*
CVS Caremark
Daimler Trucks North America*
Dannon*
Delta Air Lines
DIRECTV
Dow Chemical
DuPont
Eli Lilly
Fairchild Controls*
Fluor
Ford
Freeport-McMoRan Copper & Gold
Gavilon	Genentech*
General Dynamics
General Electric
General Motors
GlaxoSmithKline
Goodyear Tire & Rubber
Henkel of America*
Hess
Hitachi Data Systems*
Hoffmann-La Roche*
Honeywell
IBM
IKON Office Solutions*
Intel
International Paper
Johns-Manville*
Johnson & Johnson
Johnson Controls
Koch Industries
Lafarge North America*
Lockheed Martin
McDonald's
McKesson
Medco Health Solutions
MedImmune*
Merck & Co.
Microsoft
Motorola
Neoris USA*
Nestle USA*
Nokia
Novartis
Novartis Consumer Health*
Occidental Petroleum
Orange Business Services*
Panasonic of North America*	PepsiCoPepsiCo
Pfizer
Pioneer Hi-Bred International*
Raytheon
Rio Tinto*
Roche Diagnostics*
Sanofi-Aventis*
Sanofi-Pasteur*
Schering-Plough
Schlumberger
Schneider Electric*
Siemens*
Sodexo USA*
Sony Corporation of America*
Sprint Nextel
Staples
Sunoco
Target
Time Warner
Time Warner Cable
T-Mobile USA*
U.S. Foodservice
Unilever United States*
Union Pacific
United Airlines
United States Steel
United Technologies
Valero Energy
Verizon
Volvo Group North America*
Walt Disney
Whirlpool
Wm. Wrigley Jr.*
Wyeth Pharmaceuticals
Xerox

* Subsidiary

Towers Perrin U.S. CDB Retail/Wholesale Executive Database 2009 Report
Retail/Wholesale Database
Number of Participants: 41

7-Eleven A&P Abercrombie & Fitch Aeropostale Avon Best Buy Big Lots Blockbuster Brown Shoe Columbia Sportswear CVS Caremark Denny's Gap Hanesbrands	Hannaford Harry Winston J. Crew J.C. Penney Company Kenneth Cole Kohl's L.L. Bean Limited Mary Kay NIKE Office Depot Papa John's PetSmart Phillips-Van Heusen	School Specialty Staples Starbucks Target United Rentals Valero Energy VF Warnaco Wendy's/Arby's Group Whole Foods Market Williams-Sonoma Winn-Dixie Stores Zale

Compensation and Human Resources Committee Report on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, above, with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2010, and in this Proxy Statement.

  COMPENSATION AND HUMAN RESOURCES COMMITTEE

    Frank D. Trestman, Chairman
    Kathy J. Higgins Victor
    Ronald James
    Hatim A. Tyabji

Compensation Committee Interlocks and Insider Participation

Frank D. Trestman, Chairman of the Compensation Committee.    The Avalon Group is a real estate development partnership in which Mr. Trestman and his son-in-law each own one-third interests. Mr. Trestman is the chairman of The Avalon Group, with the other partners responsible for operations. In fiscal 2007, we entered into a 10-year lease with Avalon-Timbercrest IV, LLC ("Avalon-Timbercrest") for a retail store located in a development in which The Avalon Group has an interest. Mr. Trestman and his son-in-law each own a 20% interest in the property we lease. Our real estate department has determined that the rental payments under the lease are competitive for the real estate market in the relevant geographic area. In fiscal 2010, we paid aggregate rents to Avalon-Timbercrest of approximately $884,000. The Board determined that the lease is in our best interest and has terms that are competitive with terms available from unaffiliated third parties.

 Compensation of Executive Officers

Summary Compensation Table

The table below summarizes the total compensation earned by each of our named executive officers during fiscal 2010:

Name and Title	Fiscal Year	Base Salary	(1)	Bonus	(2)	Stock Awards	(3)	Option Awards	(4)	Non-Equity Incentive Plan Compensation	(5)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	(6)	All Other Compensation	(7)	Total

Brian J. Dunn	2010	$961,541		$—		$—		$6,220,000		$2,996,009		—		$54,510		$10,232,060
Chief Executive	2009	876,926		—		0	(8)	1,487,640		—		—		15,140		2,379,706
Officer	2008	774,231		—		—		2,190,060		988,125		—		11,980		3,964,396
James L. Muehlbauer	2010	622,616		—		—		1,012,000		1,311,450		—		12,145		2,958,211
Executive Vice	2009	551,878		—		876,600	(8)	862,400		—		—		16,541		2,307,419
President —	2008	345,013		75,000		—		650,194		296,596		—		10,099		1,376,902
Finance and Chief
Financial Officer
Shari L. Ballard	2010	650,001		—		—		838,075		1,365,002		—		67,090		2,920,168
Executive Vice	2009	630,770		—		0	(8)	714,175		—		—		12,329		1,357,274
President,	2008	540,385		—		—		1,050,594		509,583		—		9,340		2,109,902
President —
Americas
Michael A. Vitelli	2010	553,445		—		—		838,075		987,228		—		41,153		2,419,901
Executive Vice	2009	474,278		—		0	(8)	431,200		—		—		13,649		919,127
President,	2008	471,160		—		182,399		166,397		226,205		—		16,056		1,062,217
President —
Americas
J. Scott Wheway(9)	2010	547,225		—		—		622,000		632,096	(10)	—		4,618		1,805,939
Chief Executive	2009	—		—		—		—		—		—		—		—
Officer —	2008	—		—		—		—		—		—		—		—
Best Buy Europe
Bradbury H.	2010	532,694		—		—		—		1,416,806		—		57,359		2,006,859
Anderson(11)	2009	1,247,311		—		—		—		—		—		15,869		1,263,180
Vice Chairman	2008	1,172,995		—		—		—		1,994,092		—		16,151		3,183,238
and former
Chief Executive
Officer
John E. Pershing(12)	2010	406,040		—		—		506,000		452,090		—		1,367,991		2,732,121
Former Executive	2009	411,309		—		0	(8)	431,200		—		—		11,293		853,802
Vice President —	2008	286,668		—		—		160,684		129,391		—		9,730		586,473
Human Capital
Robert A. Willett(13)	2010	751,926		—		2,325,000	(14)	1,051,684		1,785,007		—		228,665		6,142,282
Former Chief	2009	821,157		—		0	(8)	1,191,190		—		—		44,047		2,056,394
Executive Officer — Best Buy International	2008	685,577		—		5,961,129		876,818		730,469		—		29,893		8,283,886

(1)
These amounts are before any deferrals under the Deferred Compensation Plan. Additional information about deferred amounts can be found in the Non-Qualified Deferred Compensation table on page 56.

(2)
Our named executive officers were not entitled to receive any payments that would be categorized as a "Bonus" payment for fiscal 2010.

(3)
These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation, for stock-based incentive awards granted under our long-term incentive programs during fiscal 2010. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions. Any performance-based awards included in these amounts have been valued based on the probable outcome of the performance condition(s) as of the grant date.

(4)
These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation, for stock-based incentive awards granted under our long-term incentive programs during fiscal 2010. The amounts reported have not been adjusted to eliminate service-based forfeiture assumptions.

(5)
These amounts reflect short-term incentive payments made under our Executive Officer STIP. The respective short-term incentive programs are described in Short-Term Incentive for Messrs. Dunn, Muehlbauer, Vitelli, Anderson, Pershing and Willett and Ms. Ballard beginning on page 36 and in Special Circumstances for Mr. Wheway beginning on page 40.

(6)
We do not provide guaranteed, above-market or preferential earnings on compensation deferred under our Deferred Compensation Plan. The investment options available for notional investment of deferred compensation are similar to those available under our Retirement Savings Plan and are described in Non-Qualified Deferred Compensation on page 56.

(7)
For fiscal 2010, these amounts include All Other Compensation as described in the following table:

Name	Retirement Plan Contribution	(a)	Life and Long-Term Disability Insurance Premiums	(b)	Tax Services Reimbursement	(c)	Executive Physical	(d)	Other		Total

Brian J. Dunn	$9,127		$2,390		$1,930		—		$41,063	(e)	$54,510
James L. Muehlbauer	10,059		2,086		—		—		—		12,145
Shari L. Ballard	8,625		1,505		—		4,740		52,220	(f)	67,090
Michael A. Vitelli	10,545		2,744		1,930		—		25,934	(e)	41,153
J. Scott Wheway	—		4,618		—		—		—		4,618
Bradbury H. Anderson	2,176		7,555		2,000		—		45,628	(e)	57,359
John E. Pershing	9,909		1,083		—		—		1,356,999	(g)	1,367,991
Robert A. Willett	8,492		7,443		21,970		—		190,760	(h)	228,665

  (a)
  These amounts reflect our matching contributions to the named executive officer's Retirement Savings Plan account.

  (b)
  Except for Mr. Wheway, these amounts reflect the portions of premiums paid by us for: (i) life insurance coverage exceeding $50,000, and (ii) supplemental executive long-term disability insurance. For Mr. Wheway, the amount represents the premiums paid by us for life assurance and Permanent Health Insurance coverage in the United Kingdom.

  (c)
  These amounts reflect reimbursement for tax planning and preparation expenses.

  (d)
  The amount in this column reflects payment for a physical exam.

  (e)
  The amount reflects a dividend equivalent payment.

  (f)
  The amount reflects a dividend equivalent payment and imputed income from health benefits.

  (g)
  The amount reflects payments received related to Mr. Pershing's termination from Best Buy, payment for accrued vacation days, COBRA coverage following Mr. Pershing's departure and a dividend equivalent payment. For additional information about payments received due to Mr. Pershing's termination see Special Circumstances beginning on page 40.

  (h)
  The amount reflects tax gross-up payments, immigration-related payments, a dividend equivalent payment, payment for accrued vacation days and COBRA coverage following Mr. Willett's retirement.
(8)
This amount includes the grant date fair value of the probable outcome of a performance-based restricted stock award that will be earned depending on the level of achievement of performance goals established for the following metrics: (i) comparable store sales; (ii) profit growth; and (iii) revenue growth. The earned portion, if any, of the first 50% of the award, is scheduled to vest by February 26, 2011, with the remaining 50% of the award, if any, scheduled to vest by March 3, 2012. The maximum value of the performance-based award, assuming the highest level of performance conditions is as follows:

Name	Probable Grant Date Fair Value of Performance-Based Award	Target Grant in Shares	Maximum Grant in Shares	Maximum Grant Date Fair Value of Performance-Based Award

Brian J. Dunn	$0	190,000	475,000	$19,565,250
James L. Muehlbauer	0	100,000	250,000	10,297,500
Shari L. Ballard	0	82,750	206,875	8,521,181
Michael A. Vitelli	0	50,000	125,000	5,148,750
John E. Pershing(a)	0	50,000	125,000	5,148,750
Robert A. Willett	0	190,000	475,000	19,565,250

  (a)
  Mr. Pershing forfeited this award when he terminated employment with us on February 5, 2010.

  Targets for this award, which require material enterprise growth, were previously disclosed on Form 8-K filed with the SEC on August 8, 2008.

(9)
Mr. Wheway joined Best Buy in May 2009. His compensation has been converted to United States dollars from pound sterling using a conversion rate of 1.6168, the average rate from May 2009 through the end of the fiscal year.

(10)
This amount reflects Mr. Wheway's payment of 80% of his expected total fiscal 2010 short-term incentive payout as described in Special Circumstances beginning on page 40.

(11)
Mr. Anderson is included as a named executive officer because he served as our Chief Executive Officer through June 24, 2009.

(12)
Mr. Pershing terminated his employment on February 5, 2010. Mr. Pershing is included as a named executive officer because of the lump sum separation package he received upon his departure, as described in Special Circumstances beginning on page 40.

(13)
Mr. Willett's last day with the Company was January 4, 2010. Mr. Willett is included as a named executive officer because of the compensation he earned through the date of his retirement.

(14)
This amount reflects a time-based restricted stock award ($930,000) scheduled to vest three years after the grant date, on May 1, 2012, and a performance-based restricted stock award ($1,395,000) earned based on the level of enterprise operating income in fiscal 2010. The earned portion of the performance-based award was scheduled to vest on February 26, 2011. The maximum value of the performance-based award, assuming the highest level of performance conditions, was $1,860,000. Mr. Willett forfeited both awards when he terminated employment with us on January 4, 2010.

Grants of Plan-Based Awards

The table below summarizes grants under our long-term incentive programs to each of our named executive officers during fiscal 2010:

											All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
					Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards						Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date		Grant Date Fair Value	(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)			(2)		(2)

Brian J. Dunn	6/23/2009		$2,488,000		—	—	—	—	—	—	—	200,000		$32.98
	6/23/2009	(3)	3,732,000									300,000		32.98
James L.	6/23/2009		497,600									40,000		32.98
Muehlbauer	9/17/2009		263,800									20,000		37.59
	1/13/2010		250,600									20,000		39.73
Shari L. Ballard	6/23/2009		412,075									33,125		32.98
	9/17/2009		218,466									16,563		37.59
	1/13/2010		207,534									16,563		39.73
Michael A. Vitelli	6/23/2009		412,075									33,125		32.98
	9/17/2009		218,466									16,563		37.59
	1/13/2010		207,534									16,563		39.73
J. Scott Wheway	6/23/2009	(4)	622,000									50,000		32.98
Bradbury H.
Anderson(5)	—		—		—	—	—	—	—	—	—	—		—
John E. Pershing(6)	6/23/2009		248,800									20,000		32.98
	9/17/2009		131,900									10,000		37.59
	1/13/2010		125,300									10,000		39.73
Robert A. Willett	5/1/2009	(7)	930,000								25,000
	5/1/2009	(8)	1,395,000					12,500	37,500	50,000
	6/23/2009	(9)	687,310									55,250		32.98
	9/17/2009	(9)	364,374									27,625		37.59

(1)
These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation.

(2)
Non-qualified stock options that have a term of 10 years and become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date. The option exercise price is equal to the closing price of our common stock on the grant date, as quoted on the NYSE. The stock option awards are described in greater detail in Long-Term Incentive beginning on page 39.

(3)
As discussed in Special Circumstances beginning on page 40, Mr. Dunn received this special one-time option grant because of his promotion to CEO.

(4)
As discussed in Special Circumstances beginning on page 40, Mr. Wheway's stock option grant was a new hire award.

(5)
Mr. Anderson did not receive LTIP awards during fiscal 2010.

(6)
All plan-based awards granted to Mr. Pershing during fiscal 2010 were irrevocably forfeited when he terminated employment with us on February 5, 2010.

(7)
Time-based restricted stock award that was scheduled to vest three years after the grant date, on May 1, 2012. This award was irrevocably forfeited when Mr. Willett terminated employment with us on January 4, 2010.

(8)
Performance-based restricted stock award that was to be earned based on the level of enterprise operating income in fiscal 2010. The earned portion of the award was scheduled to vest on February 26, 2011. The maximum value of the award, assuming the highest level of performance conditions, was $1,860,000. This award was irrevocably forfeited when Mr. Willett terminated employment with us on January 4, 2010.

(9)
Mr. Willett has one year from his qualified retirement date to exercise these awards.

Outstanding Equity Awards at Fiscal Year-End

The following table provides a summary of equity awards outstanding for each of the named executive officers as of the end of fiscal 2010:

	Option Awards						Stock Awards
Name	Option Grant Date	(1)(2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	(1)	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested	(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Right That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(3)

Brian J.	6/23/2009			200,000	$32.98	6/23/2019
Dunn	6/23/2009			300,000	32.98	6/23/2019
	10/31/2008		34,500	103,500	26.88	10/31/2018	8/5/2008	(4)				190,000	$6,935,000
	10/18/2007		69,000	69,000	47.84	10/17/2017
	10/23/2006		103,500	34,500	55.46	10/22/2016
	11/8/2005		80,000		46.80	11/7/2015
	10/11/2004		47,250		36.73	10/10/2014
	11/3/2003		51,750		39.59	11/2/2013
	1/16/2003		30,000		19.11	1/15/2013
	4/11/2002		65,588		34.18	4/10/2012
	4/27/2001		48,938		24.71	4/26/2011
	12/15/2000		4,923		11.11	12/14/2010
	4/14/2000		16,875		31.17	4/13/2010

James L.	1/13/2010			20,000	$39.73	1/13/2020
Muehlbauer	9/17/2009			20,000	37.59	9/17/2019
	6/23/2009			40,000	32.98	6/23/2019
	10/31/2008		20,000	60,000	26.88	10/31/2018	8/5/2008	(4)				100,000	$3,650,000
							4/18/2008	(5)	10,000	$365,000
	10/18/2007		20,485	20,485	47.84	10/17/2017
	10/23/2006		7,785	2,595	55.46	10/22/2016
	11/8/2005		30,053		46.80	11/7/2015
	10/11/2004		28,500		36.73	10/10/2014
	11/3/2003		25,500		39.59	11/2/2013
	1/16/2003		7,500		19.11	1/15/2013
	4/11/2002		16,875		34.18	4/10/2012
	3/4/2002		4,220		31.04	3/3/2012

Shari L.	1/13/2010			16,563	$39.73	1/13/2020
Ballard	9/17/2009			16,563	37.59	9/17/2019
	6/23/2009			33,125	32.98	6/23/2019
	10/31/2008		16,562	49,688	26.88	10/31/2018	8/5/2008	(4)				82,750	$3,020,375
	10/18/2007		33,100	33,100	47.84	10/17/2017
	10/23/2006		49,650	16,550	55.46	10/22/2016
	11/8/2005		30,005		46.80	11/7/2015
	10/11/2004		19,350		36.73	10/10/2014
	11/3/2003		32,325		39.59	11/2/2013

Michael A.	1/13/2010			16,563	$39.73	1/13/2020
Vitelli	9/17/2009			16,563	37.59	9/17/2019
	6/23/2009			33,125	32.98	6/23/2019
	10/31/2008		10,000	30,000	26.88	10/31/2018	8/5/2008	(4)				50,000	$1,825,000
	10/18/2007		5,242	5,243	47.84	10/17/2017	10/18/2007	(6)				3,495	127,568
	10/23/2006		17,598	5,867	55.46	10/22/2016
	11/08/2005		15,027		46.80	11/07/2015
	10/11/2004		3,000		36.73	10/10/2014
	02/09/2004		19,125		35.73	02/08/2014

J. Scott Wheway	6/23/2009			50,000	$32.98	6/22/2019

Bradbury H.	4/14/2003		11,250		$20.65	4/13/2013
Anderson	1/16/2003		112,500		19.11	1/15/2013
	4/11/2002		348,750		34.18	4/10/2012
	4/27/2001		168,750		24.71	4/26/2011
	4/14/2000		92,250		31.17	4/13/2010

	Option Awards						Stock Awards
Name	Option Grant Date	(1)(2)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price	Option Expiration Date	Stock Award Grant Date	(1)	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested	(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Right That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)	(3)

John E.	10/18/2007		5,062		$47.84	10/17/2017
Pershing(7)	10/23/2006		3,922		55.46	10/22/2016
	11/8/2005		6,147		46.80	11/7/2015
	10/11/2004		5,434		36.73	10/10/2014
	11/3/2003		9,450		39.59	11/2/2013

Robert A.	9/17/2009		27,625		$37.59	9/17/2019
Willett(8)	6/23/2009		55,250		32.98	6/23/2019
	10/31/2008		110,500		26.88	10/31/2018
							8/5/2008	(4)(9)				190,000	$6,935,000
	10/18/2007		55,250		47.84	10/17/2017	10/18/2007	(6)(9)				18,417	672,221
	10/23/2006		110,500		55.46	10/22/2016
	11/8/2005		30,005		46.80	11/7/2015
	10/11/2004		45,000		36.73	10/10/2014
	4/23/2004		150,000		37.00	4/22/2014
	4/12/2002		11,250		34.44	4/11/2012

(1)
For a better understanding of the equity awards included in this table, we have provided the grant date of each award.

(2)
All stock option awards reported become exercisable over a four-year period at the rate of 25% per year, beginning one year from the grant date indicated, except for the following grants which became exercisable immediately: (i) the grants to Mr. Anderson for his service as a director on April 14, 2003 — 11,250 shares; April 11, 2002 — 11,250 shares; April 27, 2001 — 11,250 shares; and April 14, 2000 — 11,250 shares.

(3)
These values were determined based on the closing price of Best Buy common stock on February 26, 2010, the last trading day in fiscal 2010. The closing price as reported by the NYSE on February 26, 2010, was $36.50.

(4)
Performance-based restricted stock award that will be earned depending on the level of achievement of performance goals established for the following metrics: (i) comparable store sales; (ii) profit growth; and (iii) revenue growth. The earned portion of the first 50% of the award, if any, is scheduled to vest by February 26, 2011, with the remaining 50% of the award, if any, scheduled to vest by March 3, 2012. The number of shares reflected is the target grant.

(5)
Time-based restricted stock award which vested 25% on the grant date, and will vest an additional 25% on each of the next three anniversaries of the grant date, provided the executive has been continually employed with us through those dates.

(6)
Performance-based restricted stock award, scheduled to vest in a range from 0% to 100% on February 26, 2011 (end of fiscal 2011), depending on the level of total shareholder return ("TSR" is the compound annual growth rate that shareholders receive on their investment, including both paid dividends and stock price appreciation) achieved by our common stock compared to the TSR of companies that comprise the S&P 500 during a three-year incentive period.

(7)
Mr. Pershing was eligible to exercise his vested stock options for 60 days following his last day of employment on February 5, 2010.

(8)
Mr. Willett can exercise his vested stock options for a period of one year following his retirement on January 4, 2010.

(9)
Mr. Willett remains eligible to receive a prorated share of this award when it vests.

Options Exercised and Stock Vested

The table below provides a summary of the value realized in connection with stock option awards exercised and stock awards vested for our named executive officers during fiscal 2010:

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise	(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)	(2)

Brian J. Dunn	16,875	(3)	$302,738		—		$—
James L. Muehlbauer	—		—		8,013	(4)	306,200
Shari L. Ballard	—		—		—		—
Michael A. Vitelli	—		—		5,000	(5)	160,400
J. Scott Wheway	—		—		—		—
Bradbury H. Anderson	605,250	(6)	8,076,995		—		—
John E. Pershing	10,000	(7)	139,050		1,046	(8)	38,179
Robert A. Willett	—		—		103,820	(9)	4,172,526

(1)
Value based on market value of Best Buy common stock at the time of exercise, minus the exercise cost.

(2)
Value based on the closing market price of Best Buy common stock on the vesting date.

(3)
Mr. Dunn exercised options to purchase 16,875 shares on April 9, 2009, at an exercise price of $23.19 and an average market price of $41.13.

(4)
The number reported reflects two time-based restricted stock awards and one performance-based restricted stock award. The first time-based award was granted on June 20, 2006, vested 25% on the grant date and vested another 25% on each of the next two anniversaries of the grant date. The remaining 25% (625 shares) vested on June 20, 2009. The second time-based award was granted on April 18, 2008, vested 25% on the grant date, vested 25% (5,000 shares) on April 18, 2009, and is scheduled to vest 25% on each of the next two anniversaries of the grant date. The performance-based restricted stock award vested on February 27, 2010. The number of shares awarded (2,388 shares) was determined by the level of TSR achieved by our common stock compared to the TSR of companies that comprise the S&P 500 during a three-year incentive period.

(5)
The number reported reflects a time-based restricted stock award which was granted on July 5, 2006, vested 25% on the grant and another 25% on each of the two subsequent anniversaries of the grant date. The remaining 25% (5,000 shares) vested on July 5, 2009.

(6)
Mr. Anderson exercised options to purchase shares as follows:

Number of Shares	Exercise Date	Exercise Price	Average Market Price

50,000	March 31, 2009	$23.19	$37.44
50,000	April 1, 2009	$23.19	$37.37
46,250	April 2, 2009	$23.19	$39.77
31,000	November 3, 2009	$31.17	$39.15
30,000	November 11, 2009	$24.71	$43.00
31,000	November 17, 2009	$31.17	$42.53
60,000	November 23, 2009	$24.71	$43.77
31,000	December 1, 2009	$31.17	$43.31
90,000	December 14, 2009	$24.71	$45.10
31,000	December 15, 2009	$31.17	$42.36
31,000	December 29, 2009	$31.17	$40.73
31,000	January 12, 2010	$31.17	$38.93
31,000	January 26, 2010	$31.17	$37.27
31,000	February 9, 2010	$31.17	$35.83
31,000	February 23, 2010	$31.17	$36.59

(7)
Mr. Pershing exercised options to purchase 5,000 shares on November 16, 2009, at an exercise price of $26.88 and a market price of $42.82 and 5,000 shares on January 21, 2010, at an exercise price of $26.88 and a market price of $38.75.

(8)
Performance-based restricted stock award granted on October 23, 2006, that vested on February 27, 2010. The number of shares awarded (1,046 shares) was determined by the level of TSR achieved by our common stock compared to the TSR of companies that comprise the S&P 500 during a three-year incentive period. Pursuant to the terms of his separation agreement, Mr. Pershing remained eligible for this award after his termination.

(9)
The number reported reflects time-based restricted shares granted on April 26, 2007, which vested 100% on January 4, 2010, upon Mr. Willett's retirement.

Non-Qualified Deferred Compensation

The following table shows the account balances at February 27, 2010, and the contributions and earnings during fiscal 2010, for our named executive officers under our Deferred Compensation Plan, an unfunded plan. The Deferred Compensation Plan allows highly compensated employees, including the named executive officers, and directors to defer:

  •
  Up to 75% of base salary; and

  •
  Up to 100% of a cash bonus (earned and paid in the same year), short-term incentive compensation (earned and paid in different years) and director fees, as applicable.

Name	Executive Contributions in Fiscal 2010	(1)	Registrant Contributions in Fiscal 2010	Aggregate Earnings (Losses) in Fiscal 2010	Aggregate Withdrawals/ Contributions	Aggregate Balance at February 27, 2010

Brian J. Dunn	$—		$—	$—	$—	$—
James L. Muehlbauer	—		—	295,075	—	845,875
Shari L. Ballard	113,750		—	166,844	—	692,932
Michael A. Vitelli	—		—	—	—	—
J. Scott Wheway	—		—	—	—	—
Bradbury H. Anderson	—		—	1,009,428	—	3,670,031
John E. Pershing	—		—	6,626	(21,067)	0
Robert A. Willett	—		—	—	—	—

(1)
These amounts were also reported as either "Base Salary" or "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table on page 49.

Investments.    Amounts deferred under and contributed to the Deferred Compensation Plan are credited or charged with the performance of investment options selected by the participants. The investment options are notional and do not represent actual investments, but rather serve as a measurement of performance. The options available under the Deferred Compensation Plan and their rates of return for the calendar year ended December 31, 2009, were as follows:

Investment	Rate of Return(1)

NVIT Money Market	0.00%
PIMCO VIT Total Return	0.85%
PIMCO VIT High-Yield Bond	5.97%
Fidelity VIP II Asset Manager	3.10%
Vanguard VIF Diversified Value	7.34%
Vanguard VIF Equity Index	6.03%
MFS VIT Growth Series	6.78%
NVIT Multi-Manager Small Cap Value	3.88%
Vanguard VIF Small Company Growth	4.50%
Vanguard VIF International	4.29%

(1)
Rate of return is net of investment management fees, fund expenses or administrative charges, as applicable.

Distributions.    Participants who elect to defer compensation under the Deferred Compensation Plan also select when the deferred amounts will be distributed to them. Distributions may be made in a specific year, or at a time that begins at or after the participant's retirement. Distributions are paid in a lump sum or in quarterly installments at the participant's option. However, if a participant's employment ends prior to retirement, a distribution is made promptly in a lump sum or in quarterly installments, depending on the account balance.

Employer-Matching Contributions and Vesting.    Prior to 2004, the Deferred Compensation Plan provided for employer-matching contributions. Since January 1, 2004, we do not provide employer-matching contributions for amounts deferred under the plan. Participants are fully vested in their contributions and employer contributions made before 2004.

Potential Payments Upon Termination or Change-in-Control

We do not have employment or change-in-control agreements or arrangements with our domestic named executive officers. We do however have an ERISA severance plan that includes our named US-based executive officers and covers involuntary terminations due to job elimination and discontinuation, office closing, reduction in force, business restructuring or other circumstances as we determine at our discretion. For more details on the severance plan, see Benefits and Perquisites on page 43. Mr. Wheway has an employment agreement which continues unless terminated by either party on a six-month written notice, or immediately upon termination for cause. In lieu of the notice period, we may terminate the agreement by paying Mr. Wheway's base salary for such period for up to six months.

As such, except for Mr. Wheway, the only contractual payments that would be received by our named executive officers upon termination of employment or a change-in-control would be in connection with the severance plan and with the equity-based incentive awards granted under our long-term incentive programs. The amounts reported below represent the in-the-money value of stock options and value of stock awards, calculated based on the closing price of our common stock on February 26, 2010, the last trading day in fiscal 2010. The following table summarizes the potential value of payments made under the severance plan and long-term incentive awards for each named executive officer under various scenarios:

		Termination
Name		Involuntary	(1)	Voluntary	(2)	Following Change-in- Control	(3)	Death or Disability	(4)	Retirement	(5)

Brian J. Dunn	Cash	$1,846,154		$—		$1,846,154		$—		$—
	Stock options	1,797,672		1,797,672		4,553,342		4,553,342		4,553,342
	Stock awards	—		—		6,935,000		6,935,000		6,935,000

	Total	$3,643,826		$1,797,672		$13,334,496		$11,488,342		$11,488,342

James L. Muehlbauer	Cash	$1,185,231		$—		$1,185,231		$—		$—
	Stock options	385,016		385,016		1,103,016		1,103,016		1,103,016
	Stock awards	—		—		4,015,000		4,015,000		3,650,000

	Total	$1,570,247		$385,016		$6,303,247		$5,118,016		$4,753,016

Shari L. Ballard	Cash	$1,200,000		$—		$1,200,000		$—		$—
	Stock options	159,326		159,326		753,925		753,925		753,925
	Stock awards	—		—		3,020,375		3,020,375		3,020,375

	Total	$1,359,326		$159,326		$4,974,300		$3,774,300		$3,774,300

Michael A. Vitelli	Cash	$1,107,692		$—		$1,107,692		$—		$—
	Stock options	110,926		110,926		516,126		516,126		516,126
	Stock awards	—		—		1,952,568		1,952,568		1,952,568

	Total	$1,218,618		$110,926		$3,576,386		$2,468,694		$2,468,694

J. Scott Wheway	Cash	$355,696	(6)	$—		$355,696	(6)	$—		$—
	Stock options	176,000		—		176,000		176,000		176,000
	Stock awards	—		—		—		—		—

	Total	$531,696		$—		$531,696		$176,000		$176,000

Bradbury H. Anderson	Cash	$138,462		$—		$138,462		$—		$—
	Stock options	3,435,480		3,435,480		3,435,480		3,435,480		3,435,480
	Stock awards	—		—		—		—		—

	Total	$3,573,942		$3,435,480		$3,573,942		$3,435,480		$3,435,480

John E. Pershing(7)	Cash	$—		$—		$—		$—		$—
	Stock options			—		—		—		—
	Stock awards	—		—		—		—		—

	Total	$—		$—		$—		$—		$—

Robert A. Willett(8)	Cash	$—		$—		$—		$—		$—
	Stock options	—		—		—		—		—
	Stock awards	—		—		—		—		—

	Total	$—		$—		$—		$—		$—

(1)
Upon involuntary termination due to job elimination or discontinuation, office closing, reduction in force, business restructuring or other circumstances determined at our discretion: (i) payment under the severance plan is triggered, (ii) stock options that are vested as of the date of termination may be exercised during a 60-day period beginning on the termination date and (iii) stock based awards with performance-based vesting criteria may vest, depending on the termination date. Upon involuntary termination for cause, all unvested stock options and unvested stock awards are immediately and irrevocably forfeited.

(2)
Upon voluntary termination: (i) stock options that are vested as of the date of termination may be exercised during a 60-day period beginning on the termination date and (ii) all unvested stock options and stock awards are immediately and irrevocably forfeited as of the date of termination.

(3)
Upon involuntary termination or termination for good reason within 12 months following a change-in-control: (i) payment under the severance plan is triggered, (ii) stock options vest 100% and may generally be exercised until their natural dates of expiration and (iii) stock awards with performance-based vesting criteria will vest as if 100% of the target shares had been earned.

(4)
Upon death or disability: (i) stock options vest 100% and may generally be exercised for a period of one year and (ii) stock awards with performance-based vesting criteria will vest as if 100% of the target shares had been earned.

(5)
Upon qualified retirement: (i) stock options vest 100% and may generally be exercised for a period of one year; (ii) stock awards with performance-based vesting criteria will vest as if 100% of the target shares had been earned, except that in some cases, stock awards with performance-based vesting criteria will be earned at the end of the performance measurement period, based on the level of performance achieved; and (iii) stock awards with time-based vesting criteria will either vest 100% or will be irrevocably forfeited, depending on the terms and conditions of the respective award agreement.

(6)
The cash amount referenced represents the maximum payment that could be triggered upon termination of Mr. Wheway's employment agreement. The amount reflected has been converted to United States dollars from pound sterling using a conversion rate of 1.6168, the average rate from May 2009 through the end of the fiscal year.

(7)
Mr. Pershing terminated employment with us on February 5, 2010. The value realized prior to his termination of employment is described in Options Exercised and Stock Vested on page 55 and the Summary Compensation Table on page 49. His outstanding equity awards as of February 27, 2010, are described in Outstanding Equity Awards at Fiscal Year-End beginning on page 53.

(8)
Mr. Willett retired on January 4, 2010. The value realized prior to his termination of employment is described in Options Exercised and Stock Vested on page 55 and the Summary Compensation Table on page 49. His outstanding equity awards as of February 27, 2010, are described in Outstanding Equity Awards at Fiscal Year-End beginning on page 53.

Director Compensation

Overview of Director Compensation

In April of each year, the Compensation Committee reviews the total compensation paid to non-management directors. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform the Board's duties, and to fairly compensate directors for their service. The review is comprehensive and includes consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (i) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (ii) the level of continuing education required to remain informed of broad corporate governance trends, and material developments and strategic initiatives within our company; and (iii) the risks associated with fulfilling fiduciary duties. To supplement the qualitative analysis, the Compensation Committee also considers the total value of the compensation as compared with director compensation at other Fortune 100 companies and our peer group of companies, which is described in How We Determine Compensation beginning on page 27.

Director Summary Compensation Table

The following table summarizes the compensation earned during fiscal 2010 by our non-management directors, as well as by Messrs. Schulze and Anderson (management directors who were not our full-time employees in fiscal 2010):

Name	Fees Earned or Paid In Cash	(1)	Option Awards		(2)	Non-qualified Deferred Compensation Earnings	(3)	All Other Compensation		Total

Bradbury H. Anderson*	$—		$—	(4)		$—		$2,006,859	(5)	$2,006,859
Lisa M. Caputo(6)	15,833		37,775			—		—		53,608
Kathy J. Higgins Victor	85,000		123,075			—		—		208,075
Ronald James	75,000		123,075			—		—		198,075
Elliot S. Kaplan	85,000		123,075			—		—		208,075
Sanjay Khosla	75,000		123,075					—		198,075
Allen U. Lenzmeier*	75,000		123,075			—		—		198,075
George L. Mikan III	75,000		123,075			—		—		198,075
Matthew H. Paull	75,000		123,075			—		—		198,075
Rogelio M. Rebolledo	75,000		123,075			—		—		198,075
Richard M. Schulze	—		—	(7)		—		164,716	(8)	164,716
Frank D. Trestman*	90,000		123,075			—		—		213,075
Hatim A. Tyabji	90,000		123,075			—		—		213,075
Gérard R. Vittecoq	75,000		123,075			—		—		198,075

*
Indicates a director who will not be standing for re-election on June 24, 2010.

(1)
Management directors did not receive any cash compensation for their service as directors during fiscal 2010. The cash compensation in fiscal 2010 for each of our non-management directors consisted of:

Annual retainer	$75,000
Annual committee chair retainer (Audit Committee or Compensation Committee)	15,000
Annual committee chair retainer (all other committees)	10,000

  The annual retainer and the annual committee chair retainer for non-management directors who serve during only a portion of a fiscal year are prorated. All annual retainers are paid in quarterly installments. For fiscal 2011, the Lead Independent Director will receive additional cash compensation of $10,000 annually.

(2)
These amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board ASC Topic 718, Compensation — Stock Compensation, for stock-based incentive awards granted under our long-term incentive programs during fiscal 2010. At February 27, 2010, the aggregate number of shares subject to outstanding stock option awards was: Mr. Anderson — 733,500 shares; Ms. Caputo — 2,500 shares; Ms. Higgins Victor — 41,250 shares; Mr. James — 52,500 shares; Mr. Kaplan — 86,250 shares; Mr. Khosla — 11,250 shares; Mr. Lenzmeier — 682,500 shares; Mr. Mikan — 15,000 shares; Mr. Paull — 52,500 shares; Mr. Rebolledo — 27,500 shares; Mr. Schulze — 1,728,750 shares; Mr. Trestman — 97,500 shares; Mr. Tyabji — 63,750 shares; and Mr. Vittecoq — 11,250 shares.

(3)
We do not provide guaranteed, above-market or preferential earnings on compensation deferred under our Deferred Compensation Plan. The options available for notional investment of deferred compensation are similar to those available under the Retirement Savings Plan and are described in Non-Qualified Deferred Compensation on page 56.

(4)
Mr. Anderson requested that he not be granted a long-term incentive award and that options to purchase the number of shares he would have received be contributed to a discretionary award pool to be distributed to our employees.

(5)
The amount includes: (a) payment of $486,540 in salary for his four months as CEO; (b) payment of $46,154 in salary as a consultant, as described below in Employment Arrangement for Bradbury H. Anderson; (c) payment of $1,416,806 under the short-term incentive plan, as described in Short-Term Incentive beginning on page 36; (d) payment of $2,176 in matching contributions under the Retirement Savings Plan; (e) payment of $7,015 in premiums for life insurance coverage exceeding $50,000; (f) payment of $540 in premiums for executive long-term disability insurance; (g) $2,000 as reimbursement for tax planning and preparation expenses; and (h) payment of a $45,628 dividend equivalent.

(6)
Ms. Caputo was appointed as a Class 1 director effective December 14, 2009.

(7)
Mr. Schulze requested that he not be granted a long-term incentive award and that options to purchase the number of shares he would have received be contributed to a discretionary award pool to be distributed to our employees.

(8)
The amount includes: (a) payment of $150,000 in salary as Chairman of the Board, as described below in Employment Arrangement for Richard M. Schulze; (b) payment of $5,250 in matching contributions under the Retirement Savings Plan; (c) payment of $9,143 in premiums for life insurance coverage exceeding $50,000; (d) payment of $270 in premiums for executive long-term disability insurance; and (e) $52 of imputed income from merchandise received. Not reflected in the amount are the following benefits Mr. Schulze received from third-parties in connection with his relationship with us: (a) satellite TV service; and (b) cellular phone equipment and service.

Employment Arrangement for Bradbury H. Anderson

In fiscal 2010, after completing his tenure as CEO in June 2009, Mr. Anderson, Vice Chairman, began providing consulting services to us in connection with our transition to a new CEO. Pursuant to our employment arrangement with Mr. Anderson, we paid him an annual salary of $75,000 to work in a consulting capacity. Mr. Anderson is not eligible to participate in our equity-based compensation programs for employees, except our ESPP. Mr. Anderson remained eligible to receive a pro-rated Executive Officer STIP for the period of time he was CEO during the fiscal year. Mr. Anderson is eligible to receive options to purchase the same number of shares granted to non-management directors, as described in the Director Equity Awards, below. In addition, we provided the following benefits to Mr. Anderson in fiscal 2010: (i) reimbursement of all business-related expenses, including travel, entertainment, room and board; (ii) full administrative support services at our corporate campus; and (iii) eligibility to participate in our Retirement Savings Plan and Deferred Compensation Plan.

Employment Arrangement for Richard M. Schulze

In April 2007, we entered into an amended employment arrangement with Mr. Schulze, a founder of Best Buy, Chairman of the Board and our former CEO. Mr. Schulze is responsible for Board oversight, corporate strategic planning and mentoring company officers. Mr. Schulze also periodically represents our company at public functions and actively engages with our employees at designated company functions. Pursuant to our employment arrangement with Mr. Schulze, he receives an annual salary of $150,000 for as long as he is physically and mentally proficient to act as Chairman, subject to his election as a director by our shareholders. The arrangement allows for annual increases based on the consumer price index. Mr. Schulze is not eligible to participate in our equity-based compensation programs for employees. However, he is eligible to receive options to purchase the same number of shares granted to non-management directors, as described in Director Equity Awards below. In addition, we provided the following benefits to Mr. Schulze in fiscal 2010: (i) reimbursement of all business-related expenses, including travel, entertainment, room and board; (ii) eligibility for Mr. Schulze and his spouse to participate in health benefit programs generally available to our employees; (iii) office facilities at our corporate campus, including full administrative support services; and (iv) eligibility to participate in the Retirement Savings Plan and our Deferred Compensation Plan.

Director Equity Awards

A significant portion of director compensation is linked to our stock performance in the form of stock option grants. Each April, in connection with the Compensation Committee's annual review of director compensation, the Compensation Committee considers a stock option award for directors. On April 7, 2009, the Compensation Committee granted to each then-serving director, other than management directors who are eligible to participate in our equity-based compensation programs for employees, an option to purchase 7,500 shares of Best Buy common stock at an exercise price of $38.13 per share. The grants were made under the Omnibus Plan, vested immediately on the grant date and can generally be exercised over a ten-year period. Messrs. Schulze and Anderson requested that they not be granted a long-term incentive award and that options to purchase the number of shares they would have received be contributed to a discretionary award pool to be distributed to our employees.

The Compensation Committee also considers stock option grants for new directors at the time they are appointed to the Board. Because annual director stock option grants are made in April, special appointment-based grants are prorated based on the number of months remaining prior to the time when the Compensation Committee expects to consider the next annual director grant.

Director Stock Ownership Guidelines

The Compensation Committee has established stock ownership guidelines for our non-management directors. Each non-management director is expected to own shares of our common stock equivalent in value to five times their annual cash retainer. Newly appointed directors have five years from their date of appointment to achieve the expected level of stock ownership.

Deferred Compensation Plan

Each calendar year, we offer our directors the opportunity to defer up to 100% of their annual and committee chair retainers under our Deferred Compensation Plan which is described in Non-Qualified Deferred Compensation Plan on page 56. No company contributions or matching contributions are made for the benefit of directors under the Deferred Compensation Plan.

Other Benefits

We reimburse all directors for travel and other necessary business expenses incurred in performance of their services for us. In addition, all directors are covered under a directors' and officers' indemnity insurance policy.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

It is our policy not to participate in material related-party transactions with officers, directors, controlling persons and other insiders unless the transaction provides us with a demonstrable incremental benefit and the terms are competitive with terms available from unaffiliated third-parties.

Pursuant to our Related Party Transactions Policy, if a related party transaction (as defined by SEC rules and the policy) involving an amount greater than $120,000 is proposed, members of the Audit Committee who have no financial interest in the transaction review the transaction to determine whether the necessary incremental benefit is present and whether the transaction should be recommended to the Board for approval. Members of the Board who have no financial interest in the transaction then review and, if appropriate, approve the transaction. In addition, ongoing related-party transactions are reviewed annually by the Board to ensure that such transactions continue to provide the necessary incremental benefit to us.

We have a policy of not participating in real estate transactions with officers, directors, controlling persons and other insiders unless they are approved by the members of the Board who have no financial interest in the transaction. The Board must determine that any real estate transaction with an insider has terms that are competitive with terms available from unaffiliated third-parties.

We do not have any credit arrangements between our officers, directors, controlling persons and other insiders.

Elliot S. Kaplan

Elliot S. Kaplan, director and our Secretary, is a partner with the law firm of Robins, Kaplan, Miller & Ciresi L.L.P. ("RKMC"), which serves as our primary external general counsel. The Board reviews the fees we pay to RKMC annually to ensure that they are competitive with fees charged by other law firms comparable in size and expertise. We paid approximately $8.5 million in legal fees to RKMC during fiscal 2010. In light of Mr. Kaplan's relationship with RKMC, the Board approved the transactions with RKMC and our continued business dealings with the firm.

Jane K. Kirshbaum, Mr. Kaplan's daughter, is employed with us as Senior Corporate Counsel. Ms. Kirshbaum's base salary for fiscal 2010 was $159,000, and she was eligible for a short-term incentive award, payable in cash, with a target payout of 30% of her base salary. Ms. Kirshbaum's total cash compensation for fiscal 2010 was $233,669. Also during fiscal 2010, we awarded Ms. Kirshbaum options to purchase 1,388 shares of Best Buy common stock at an exercise price of $32.98 per share, options to purchase 347 shares of Best Buy common stock at an exercise price of $37.59 per share, and options to purchase 347 shares of Best Buy common stock at an exercise price of $39.73 per share. The stock options expire in June 2019, September 2019 and January 2020, respectively, and vest ratably over four years.

Michael J. Stillman, Mr. Kaplan's step-son, is employed by us as Vice President — Business Development. Mr. Stillman's base salary for fiscal 2010 was $214,000 and he was eligible for a short-term incentive award, payable in cash, with a target payout of 45% of his base salary. Mr. Stillman's total cash compensation for fiscal 2010 was $364,491. Also during fiscal 2010, we awarded Mr. Stillman options to purchase 4,250 shares of Best Buy common stock at an exercise price of $32.98 per share, options to purchase 2,125 shares of Best Buy common stock at an exercise price of $37.59 per share, and options to purchase 2,125 shares of Best Buy common stock at an exercise price of $39.73 per share. The stock options expire in June 2019, September 2019 and January 2020, respectively, and vest ratably over four years.

Mr. Kaplan's family members were compensated at levels comparable to the compensation paid to non-family members in similar positions at our company.

 Michael J. Pratt

Michael J. Pratt is President and Chief Operating Officer — Best Buy Canada. Michelle K. Pratt, Mr. Pratt's wife, is employed with us in Canada as Director — Merchandising. During fiscal 2010, we paid Ms. Pratt total cash compensation of $203,911 CAD ($184,111 USD using the average exchange rate for fiscal 2010, 0.9029) and awarded her options to purchase 1,400 shares of Best Buy common stock at an exercise price of $32.98 per share, options to purchase 700 shares of Best Buy common stock at an exercise price of $37.59 per share, and options to purchase 700 shares of Best Buy common stock at an exercise price of $39.73 per share. The stock options expire in June 2019, September 2019 and January 2020, respectively, and vest ratably over four years. Ms. Pratt was compensated at levels comparable to the compensation paid to non-family members in similar positions at our company.

Richard M. Schulze

We lease two of our U.S. Best Buy stores from Mr. Schulze, a founder of Best Buy and our Chairman of the Board. During fiscal 2010, we paid aggregate rents of approximately $1.0 million for the two stores leased from Mr. Schulze. The leases include escalation clauses, and one provides for percentage rent based on gross sales. Depending upon our exercise of successive renewal options, the leases run through 2021 and 2023, respectively. We entered into both real estate leases with Mr. Schulze prior to 1990, and the Board negotiated and approved the leases (with Mr. Schulze not voting). The Board relied on one or more of its members who had no financial interest in the properties to review market comparisons, look into alternative rental agreements and negotiate with Mr. Schulze. The Board determined that these real estate leases were in our best interest and had terms that are competitive with terms available from unaffiliated third-parties. Renewals of these leases are reviewed by the Audit Committee pursuant to our Related Party Transactions Policy.

We also lease and charter, on a non-exclusive basis, airplanes from entities owned by the Richard M. Schulze Revocable Trust, under trust agreement dated June 14, 2001, as amended and restated, of which Mr. Schulze is a trustee. Annually, the Board reviews the terms of the lease and charter agreements to ensure that they are competitive with terms available from unaffiliated third-parties. We pay an hourly rate for use of the airplanes, without any required fractional ownership. Our senior management generally use the airplanes when it is more economical or practical than flying commercial airlines. The total amount paid to Mr. Schulze's entities for use of the airplanes during fiscal 2010 was approximately $732,000. All extensions or renewals of lease agreements are subject to a competitive bidding process.

We purchase certain store fixtures from Phoenix Fixtures, Inc. ("Phoenix"), a company owned by Mr. Schulze's brother. Our decision to conduct business with Phoenix was based on both qualitative and quantitative factors including product quality, pricing, customer service and design flexibility. In light of Mr. Schulze's relationship with Phoenix, the Board reviewed our transactions with Phoenix and determined that the transactions were on fair terms to us and that Phoenix provides significant advantages with respect to service and delivery as compared with its competitors. Accordingly, the Board approved the transactions and our continued business dealings with Phoenix. The total amount paid to Phoenix during fiscal 2010 was approximately $4 million USD and $199,000 CAD. All transactions with Phoenix during fiscal 2010 were subject to a competitive bidding process to ensure fair prices and terms.

Susan S. Hoff, Mr. Schulze's daughter, is Chairperson and Chief Executive Officer of The Best Buy Children's Foundation, for which she has served as principal executive officer since the inception of the foundation. In addition, since October 2007, Ms. Hoff has served as a Vice President of our company. Ms. Hoff's base salary for fiscal 2010 was $237,000 and she was eligible for a short-term incentive award, payable in cash, with a target payout of 45% of her base salary. During fiscal 2010, Ms. Hoff received $403,604 in total cash compensation. Also during fiscal 2010, Ms. Hoff was awarded options to purchase 6,000 shares of Best Buy common stock at an exercise price of $32.98 per share, options to purchase 3,000 shares of Best Buy common stock at an exercise price of $37.59 per share, and options to purchase 3,000 shares of Best Buy common stock at an exercise price of $39.73 per share. The stock options expire in June 2019, September 2019 and January 2020, respectively, and vest ratably over four years. Ms. Hoff's compensation was deemed reasonable by the Compensation Committee based upon the responsibilities encompassed by her role.

Frank D. Trestman

The Avalon Group is a real estate development partnership in which Frank D. Trestman, a director since 1984, and Mr. Trestman's son-in-law each own one-third interests. Mr. Trestman is the chairman of The Avalon Group, with the other partners responsible for operations. In fiscal 2007, we entered into a 10-year lease with Avalon-Timbercrest for a retail store located in a development in which The Avalon Group has an interest. Mr. Trestman and his son-in-law each own a 20% interest in the property we lease. Our real estate department has determined that the rental payments under the lease are competitive for the real estate market in the relevant geographic area. In fiscal 2010, we paid aggregate rents to Avalon-Timbercrest of approximately $884,000. In light of Mr. Trestman's relationship with Avalon-Timbercrest, the Board determined that the lease is in our best interest and has terms that are competitive with terms available from unaffiliated third parties.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report shall not be deemed to be "soliciting material" or "filed" or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee is comprised of four members and acts under a written charter adopted and approved by the Board. The Audit Committee's charter is posted on our Web site at www.bby.com — select the "Investor Relations" link and then the "Corporate Governance" link. All members of the Audit Committee meet the SEC and NYSE definitions of independence and financial literacy for audit committee members. In addition, the Board has determined that all members of the Audit Committee are "audit committee financial experts" for purposes of SEC rules. No member of the Audit Committee serves on the audit committee of more than three public companies.

Committee Meetings

The Audit Committee met ten times, including six times via conference call, during fiscal 2010. The Audit Committee schedules its meetings to ensure it has sufficient time to devote appropriate attention to all of its tasks. The Audit Committee meetings include regular executive sessions with our independent registered public accounting firm, Deloitte & Touche LLP ("D&T"), our internal auditors and management. The Audit Committee also discusses with our internal auditors and D&T the overall scope and plans for their respective audits.

Recommendation Regarding Financial Statements

The Audit Committee, on behalf of the Board, reviewed and discussed with both management and D&T our annual audited consolidated financial statements for the fiscal year ended February 27, 2010, and our quarterly operating results for each quarter in such fiscal year, along with the related significant accounting and disclosure issues. These reviews included discussions with D&T of matters required to be discussed pursuant to Statement on Auditing Standards No. 114, The Auditor's Communication With Those Charged With Governance, and discussions with management about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the consolidated financial statements.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that our annual audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 27, 2010, as filed with the SEC.

Auditor Independence and Pre-Approval Policy

The Audit Committee reviewed and discussed with D&T its independence from us and our management. As part of that review, the Audit Committee received from D&T the written disclosures and the letter required by applicable rules of the Public Company Accounting Oversight Board regarding independent accountants' communications with audit committees concerning independence. In addition, the Audit Committee reviewed all services provided by and the amount of fees paid to D&T in fiscal 2010. In reliance on the reviews and discussions with management and D&T, the Audit Committee believes that the services provided by D&T were compatible with, and did not impair, its independence.

Consistent with SEC rules regarding auditor independence, the Audit Committee has responsibility for appointing, setting fees for and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, it is the policy of the Audit Committee to pre-approve all permissible services provided by our independent registered public accounting firm except for minor audit-related engagements which in the aggregate do not exceed 5% of the fees we pay to our independent registered public accounting firm during a fiscal year.

Each year, prior to engaging our independent registered public accounting firm, management submits to the Audit Committee for approval a list of services expected to be provided during that fiscal year within each of the three categories of services described below, as well as related estimated fees, which are based on time and materials, unless otherwise noted.

1.
Audit services include audit work performed on the financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.
Audit-Related services include assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, statutory audits, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

3.
Tax services include compliance and other non-advisory services performed by the independent registered public accounting firm when it is most efficient and effective to use such firm as the tax service provider.

As appropriate, the Audit Committee then pre-approves the services and the related estimated fees. The Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the estimate periodically throughout the year by category of service. During the year, circumstances may arise when it becomes necessary to engage our independent registered public accounting firm for additional services not contemplated in the initial annual proposal. In those instances, the Audit Committee pre-approves the additional services and related fees before engaging our independent registered public accounting firm to provide the additional services.

  AUDIT COMMITTEE

    Hatim A. Tyabji, Chairman
    George L. Mikan III
    Matthew H. Paull
    Gérard R. Vittecoq

ITEM OF BUSINESS NO. 2 — RATIFICATION OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THIS SECTION SHOULD BE READ IN CONJUNCTION WITH THE "AUDIT COMMITTEE REPORT" ON PAGES 66-67.

The Audit Committee appointed Deloitte & Touche LLP ("D&T") as our independent registered public accounting firm for the fiscal year ending February 26, 2011. We will ask shareholders to ratify the appointment of D&T as our independent registered public accounting firm at the Meeting. Representatives of D&T are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Principal Accountant Services and Fees

For the fiscal years ended February 27, 2010, and February 28, 2009, D&T served as our independent registered public accounting firm. The following table presents the aggregate fees incurred for services rendered by D&T during fiscal 2010 and fiscal 2009, respectively. The fees listed below were pre-approved by our Audit Committee pursuant to the Audit Committee's pre-approval policy described on pages 66-67:

Service Type	Fiscal 2010	Fiscal 2009

Audit Fees(1)	$3,702,000	$4,687,000
Audit-Related Fees(2)	3,272,000	2,969,000
Tax Fees(3)	298,000	157,000
All Other Fees	—	—

Total Fees	$7,272,000	$7,813,000

(1)
Consists of fees for professional services rendered in connection with the audits of our consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal years ended February 27, 2010, and February 28, 2009; the reviews of the consolidated financial statements included in each of our Quarterly Reports on Form 10-Q during those fiscal years; consultations on accounting matters; and SEC registration statements.

(2)
Consists primarily of fees for statutory audit filings, as well as the audits of our Retirement Savings Plan and The Best Buy Children's Foundation. Includes fees of $1,662,000 and $1,668,000 incurred for statutory audits of Best Buy Europe for fiscal 2010 and fiscal 2009, respectively. We acquired a 50% controlling interest in Best Buy Europe in fiscal 2009.

(3)
Consists primarily of tax compliance services based on time and materials.

It is our policy that our independent registered public accounting firm be engaged to provide primarily audit and audit-related services. However, pursuant to the policy, in certain circumstances and using stringent standards in its evaluation, the Audit Committee may authorize our independent registered public accounting firm to provide tax services when it determines that D&T is the most efficient and effective tax service provider.

Board Voting Recommendation

The Board recommends that shareholders vote FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 26, 2011.

If the appointment of Deloitte & Touche LLP were not to be ratified by the shareholders, the Audit Committee would not be required to appoint another independent registered public accounting firm, but would give consideration to an unfavorable vote.

 OTHER BUSINESS

Management and the Board are not aware of any other item of business that will be addressed at the Meeting. If any other item of business is properly brought before the Meeting, the Proxy Agents will vote the shares they represent as the Board recommends.

PROPOSALS FOR THE NEXT REGULAR MEETING OF SHAREHOLDERS

Any shareholder proposal intended to be presented for consideration at our 2011 Regular Meeting of Shareholders and to be included in our proxy statement for that meeting must be received no later than January 11, 2011, at our principal executive office, addressed as follows:

Mr. Joseph M. Joyce
Senior Vice President, General Counsel and Assistant Secretary
Best Buy Co., Inc.
7601 Penn Avenue South
Richfield, Minnesota 55423

Any shareholder proposal received after that date and intended to be presented for consideration at our 2011 Regular Meeting of Shareholders, though not included in our proxy statement for that meeting, will be considered untimely if received after March 23, 2011. In the event of an untimely proposal, our designated proxy agents may have discretionary authority to vote on such proposal.

By Order of the Board of Directors

Elliot S. Kaplan
Secretary
May 11, 2010

M25362-P90088 You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. BEST BUY CO., INC. *** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 24, 2010. 7601 PENN AVENUE SOUTH RICHFIELD, MN 55423 See the reverse side of this notice to obtain proxy materials and voting instructions. Meeting Information Meeting Type: Annual Meeting For holders as of: April 27, 2010 Date: June 24, 2010 Time: 9:30 a.m. Central Time Location: Best Buy Corporate Headquarters 7601 Penn Avenue South Richfield, MN 55423. Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/bby. The company will be hosting the meeting live via the Internet this year in addition to our in-person meeting. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/bby and be sure to have the information that is printed in the box marked by the arrow (located on the following page) in the subject line. . XXXX XXXX XXXX

M25363-P90088 How To Vote Please Choose One of the Following Voting Methods Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the Meeting you will need to request a ballot to vote these shares. Vote By Internet: Before The Meeting: Go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. During The Meeting: Go to www.virtualshareholdermeeting.com/bby. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. . XXXX XXXX XXXX . XXXX XXXX XXXX Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before June 9, 2010 to facilitate timely delivery. How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line. Before You Vote How to Access the Proxy Materials Our Notice and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended February 27, 2010. Proxy Materials Available to VIEW or RECEIVE: . XXXX XXXX XXXX . XXXX XXXX XXXX

Voting Items M25364-P90088 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 26, 2011. 01) Lisa M. Caputo 02) Brian J. Dunn 03) Kathy J. Higgins Victor 04) Rogelio M. Rebolledo 05) Gérard R. Vittecoq This Proxy, when properly executed and returned to Best Buy, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2. 1. Election of Five Class I Directors 3. In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the Meeting.

M25365-P90088

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date BEST BUY CO., INC. M25113-P90088 7601 PENN AVENUE SOUTH RICHFIELD, MN 55423 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 0 0 0 0 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time, on Wednesday, June 23, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/bby You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time, on Wednesday, June 23, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending February 26, 2011. 01) Lisa M. Caputo 02) Brian J. Dunn 03) Kathy J. Higgins Victor 04) Rogelio M. Rebolledo 05) Gérard R. Vittecoq This Proxy, when properly executed and returned to Best Buy, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2. 1. Election of Five Class I Directors If you vote by mail, please date and sign exactly as your name appears and return this card promptly in the accompanying postage-paid envelope. If shares are held by joint tenants or as community property, both shareholders must sign. 3. In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the Meeting.

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) M25114-P90088 Important Notice Regarding Availability of Proxy Materials for the Regular Meeting of Shareholders to be held on June 24, 2010: Our Notice and Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended February 27, 2010, are available at www.proxyvote.com. BEST BUY CO., INC. REGULAR MEETING OF SHAREHOLDERS 9:30 a.m., Central Time, on Thursday, June 24, 2010 Dear Best Buy Shareholder: Your vote is important! We encourage you to vote promptly and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week. Vote by Internet: Go to www.proxyvote.com or www.virtualshareholdermeeting.com/bby and follow the prompts. Vote by Telephone: Call 1-800-690-6903 if you are in the U.S. or Canada, and follow the prompts. (If you vote by Internet or by telephone, please do not mail your proxy card.) Receive Investor Communications Electronically: Help us make a difference by eliminating paper mailings to your home or business. We will provide all future proxy materials and annual reports to you electronically, unless you indicate otherwise. You can, of course, change your preference and choose to receive paper copies of these materials at any time. YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING. FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL BEST BUY CO., INC. 7601 Penn Avenue South Richfield, Minnesota 55423 This Proxy is Solicited on Behalf of the Board of Directors for use at the Regular Meeting of Shareholders to be held on June 24, 2010 The undersigned appoint(s) Richard M. Schulze and/or Elliot S. Kaplan, each with the power of substitution, as his or her proxies ("Proxy Agents") to vote as directed on the reverse side of this proxy card, all the shares of common stock of Best Buy Co., Inc. held of record by the undersigned as of April 27, 2010, at the Regular Meeting of Shareholders (the "Meeting") to be held on Thursday, June 24, 2010, at 9:30 a.m., Central Time, at the Best Buy Corporate Campus - Theater, 7601 Penn Avenue South, Richfield, Minnesota, or any postponement or adjournment of the Meeting. The undersigned acknowledges receipt of the Notice of 2010 Regular Meeting of Shareholders and the related Proxy Statement. IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS PROXY CARD, THE PROXY AGENTS WILL VOTE FOR PROPOSALS 1 AND 2, AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PROXY PROXY